SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 13, 1998

                              SunTrust Banks, Inc.
             (Exact name of registrant as specified in its charter)


           Georgia                   001-08918                   58-1575035
----------------------------        -------------            -------------------
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)              File Number)             Identification No.)


    303 Peachtree St., N.E., Atlanta, Georgia                 30308
--------------------------------------------------------------------------------
   (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code  (404) 588-7711

Item 5.  Other Events

      As previously reported by SunTrust Banks, Inc. ("SunTrust") in its Current Report on Form 8-K, dated July 20, 1998, SunTrust entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated July 20, 1998, by and among SunTrust, Crestar Financial Corporation ("Crestar") and SMR Corporation (Va.), a wholly owned subsidiary of SunTrust ("Sub"), which provides, among other things, for the acquisition of Crestar by SunTrust (the "Merger"). In connection with the Merger, SunTrust is filing the following information with regard to Crestar.

1.    Selected Financial Data

      The selected financial data set forth below show financial results actually achieved by Crestar. Crestar's annual historical figures are derived from financial statements audited by KPMG Peat Marwick LLP, independent auditors of Crestar, whose report refers to their reliance on another auditor's report with respect to amounts related to Citizens Bancorp for 1996 and 1995 included in Crestar's consolidated financial statements (Crestar acquired Citizens Bancorp on December 31, 1996). Figures for the nine-months ended September 30, 1998 and 1997 are unaudited, but Crestar believes that its nine-month figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for those periods.

                CRESTAR HISTORICAL CONSOLIDATED FINANCIAL DATA




                                                              AS OF OR FOR THE
                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                 (UNAUDITED)
                                                 -------------------------------------------
                                                         1998                  1997
                                                 -------------------- ----------------------
SUMMARY OF OPERATIONS                            (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
Interest and dividend income ...................    $    1,301.1         $    1,166.1
Interest expense ...............................           621.7                511.0
                                                    ------------         ------------
Net interest income ............................           679.4                655.1
Provision for loan losses ......................            54.0                 84.8
                                                    ------------         ------------
Net interest income after provision for loan
 losses ........................................           625.4                570.3
Noninterest income .............................           384.1                310.6
Noninterest expense ............................           602.9                532.2
                                                    ------------         ------------
Income before provision for income tax .........           406.6                348.7
Provision for income taxes .....................           145.4                121.6
                                                    ------------         ------------
Net income .....................................    $      261.2         $      277.1
                                                    ============         ============
Net interest income (taxable-equivalent) .......    $      689.0         $      663.4
PER COMMON SHARE (1)
Net income-diluted .............................    $       2.30         $       2.03
Net income-basic ...............................            2.33                 2.05
Dividends paid .................................           0.950                0.850
SELECTED AVERAGE BALANCES
Total assets (2) ...............................    $   24,769.3         $   21,519.9
Earnings assets (2) ............................        22,682.8             19,601.5
Loans (3) ......................................        17,495.6             14,742.1
Deposits .......................................        16,874.0             15,633.0
Realized shareholders' equity ..................         2,145.5              1,877.2
Total shareholders' equity (2) .................         2,149.9              1,848.7
AT PERIOD END
Total assets (2) ...............................    $   25,772.4         $   23,188.4
Earning assets (2) .............................        23,526.1             20,693.9
Loans (3) ......................................        18,386.5             15,530.2
Reserve for loan losses ........................           246.0                278.3
Deposits .......................................        17,043.1             16,109.7
Long-term debt .................................         1,127.3                799.4
Realized shareholders' equity ..................         2,274.9              1,951.4
Total shareholders' equity (2) .................         2,310.8              1,939.6
RATIOS AND OTHER DATA
ROA (as reported) (2) ..........................            1.41%(4)             1.41%(4)
ROE (as reported) (2) ..........................           16.20 (4)            16.38 (4)
Net interest margin (as reported) (2) ..........            4.06 (4)             4.52 (4)
Efficiency ratio ...............................            56.2                 56.4
Tier 1 capital ratio (5) .......................           10.40                10.40
Total capital ratio (5) ........................           13.40                13.00
Tier 1 leverage ratio (5) ......................            9.10                 9.27
Total shareholders' equity to assets ...........            8.97                 8.36
Nonperforming assets to total loans plus
 other real estate owned .......................            0.44 (4)             0.60 (4)
Common dividend payout ratio ...................            26.5 (4)             27.3 (4)
Full-time equivalent employees .................           8,209                7,934
Average common shares-diluted (in
 thousands) ....................................         113,542              111,754
Average common shares-basic (in thousands)               112,117              110,518


                                                                              AS OF OR FOR THE
                                                                          YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------------
                                                      1997           1996           1995           1994           1993
                                                 -------------- -------------- -------------- -------------- --------------
SUMMARY OF OPERATIONS                                           (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)
Interest and dividend income ...................  $   1,575.6    $   1,563.4    $   1,491.9    $   1,300.8    $   1,175.9
Interest expense ...............................        699.3          697.1          677.0          522.9          468.6
                                                  -----------    -----------    -----------    -----------    -----------
Net interest income ............................        876.3          866.3          814.9          777.9          707.3
Provision for loan losses ......................        108.1           95.9           66.3           36.5           63.3
                                                  -----------    -----------    -----------    -----------    -----------
Net interest income after provision for loan
 losses ........................................        768.2          770.4          748.6          741.4          644.0
Noninterest income .............................        421.4          333.2          320.1          286.0          271.2
Noninterest expense ............................        714.2          780.3          718.2          697.9          650.4
                                                  -----------    -----------    -----------    -----------    -----------
Income before provision for income tax .........        475.4          323.3          350.5          329.5          264.8
Provision for income taxes .....................        165.6          105.0          134.6          114.3           85.2
                                                  -----------    -----------    -----------    -----------    -----------
Net income .....................................  $     309.8    $     218.3    $     215.9    $     215.2    $     179.6
                                                  ===========    ===========    ===========    ===========    ===========
Net interest income (taxable-equivalent) .......  $     887.5    $     876.3    $     826.1    $     790.1    $     722.1
PER COMMON SHARE (1)
Net income-diluted .............................  $      2.77    $      1.95    $      1.92    $      1.93    $      1.60
Net income-basic ...............................         2.80           1.97           1.95           1.95           1.62
Dividends paid .................................        1.140          1.005          0.875          0.765          0.570
SELECTED AVERAGE BALANCES
Total assets (2) ...............................  $  21,809.7     $ 21,588.0    $  20,435.8    $  19,380.1    $  17,824.2
Earnings assets (2) ............................     19,863.1       19,719.3       18,603.1       17,674.9       16,153.5
Loans (3) ......................................     15,074.7       14,465.3       14,049.6       12,219.1       10,380.0
Deposits .......................................     15,738.9       16,048.2       15,431.5       15,145.8       13,983.9
Realized shareholders' equity ..................      1,904.8        1,801.4        1,725.3        1,575.4        1,475.0
Total shareholders' equity (2) .................      1,881.9        1,776.7        1,716.7        1,561.3        1,475.0
AT PERIOD END
Total assets (2) ...............................  $  24,928.5     $ 22,861.9    $  22,332.6    $  20,167.7    $  18,924.1
Earning assets (2) .............................     22,539.2       20,740.1       20,045.8       18,226.4       17,304.1
Loans (3) ......................................     16,641.7       14,708.5       14,721.0       13,435.3       11,392.1
Reserve for loan losses ........................        281.4          268.9          274.4          265.2          254.7
Deposits .......................................     16,369.3       15,671.2       16,297.0       15,200.0       14,432.2
Long-term debt .................................        831.4          859.3          671.3          715.1          604.0
Realized shareholders' equity ..................      2,060.6        1,800.8        1,772.4        1,640.9        1,510.1
Total shareholders' equity (2) .................      2,059.8        1,779.5        1,785.6        1,601.5        1,510.1
RATIOS AND OTHER DATA
ROA (as reported) (2) ..........................         1.42%          1.01%          1.06%          1.11%          1.01%
ROE (as reported) (2) ..........................        16.46          12.28          12.58          13.78          12.18
Net interest margin (as reported) (2) ..........         4.47           4.44           4.44           4.47           4.47
Efficiency ratio ...............................         54.6           64.5           62.7           64.9           65.5
Tier 1 capital ratio (5) .......................        10.05          10.52           9.31           9.95          10.88
Total capital ratio (5) ........................        12.50          13.40          12.26          13.13          13.33
Tier 1 leverage ratio (5) ......................         9.20           8.42           7.70           7.75           7.76
Total shareholders' equity to assets ...........         8.26           7.78           8.00           7.94           8.03
Nonperforming assets to total loans plus
 other real estate owned .......................         0.55           0.77           0.92           1.13           1.55
Common dividend payout ratio ...................         42.2           45.2           40.3           35.7           33.9
Full-time equivalent employees .................        8,215          8,720          8,487          9,212          8,803
Average common shares-diluted (in
 thousands) ....................................      111,929        112,037        112,432        111,643        110,836
Average common shares-basic (in thousands)            110,618        110,560        110,986        110,216        109,365


---------
(1) Per common share data has been restated to reflect Crestar's two-for-one stock split, which was effected by means of a stock dividend in January 1997.
(2) Total assets, earning assets and total shareholders' equity include net unrealized securities gains or losses. Calculations of ROA, ROE and net interest margin also include the impact of such net unrealized securities gains or losses.
(3) Includes loan balances classified as loans held for sale.
(4) These amounts have been annualized.
(5) These ratios are calculated in accordance with the rules of the Federal Reserve Board.

2.    Pro Forma Financial Information

      The following Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998, combines the historical consolidated balance sheets of SunTrust and Crestar as if the Merger had been effective on September 30, 1998, after giving effect to certain adjustments. The Unaudited Proforma Combined Condensed Statements of Income for the nine-months ended September 30, 1998, and for the years ended December 31, 1997, 1996 and 1995 present the combined results of operations of SunTrust and Crestar as if the Merger had been effective at the beginning of each period.

      The Unaudited Pro Forma Combined Condensed Financial Information and accompanying notes reflect the application of the pooling of interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of SunTrust and Crestar are combined and reflected at their historical amounts.

      SunTrust and Crestar expect to incur restructuring and merger-related expenses as a result of combining the two companies. SunTrust and Crestar also anticipate that the Merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn additional revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

            SUNTRUST BANKS, INC. AND CRESTAR FINANCIAL CORPORATION
                  PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                                  (UNAUDITED)




                                                                             AS OF SEPTEMBER 30, 1998
                                                      ---------------------------------------------------------------------
                                                          SUNTRUST          CRESTAR         ADJUSTMENTS        COMBINED
                                                      ---------------- ---------------- ------------------ ----------------
                                                                                 (IN THOUSANDS)
ASSETS
Cash and due from banks .............................   $  2,190,913     $    887,047                        $  3,077,960
Trading account assets ..............................        200,479            7,226                             207,705
Securities Held to Maturity .........................              0          499,253                             499,253
Securities Available for Sale .......................     11,455,372        4,008,852                          15,464,224
Funds sold ..........................................      1,333,582          624,245                           1,957,827
                                                        ------------     ------------         -------        ------------
Loans ...............................................     42,889,478       18,386,495                          61,275,973
Reserve for loan losses .............................       (666,146)        (245,992)                           (912,138)
                                                        ------------     ------------         -------        ------------
Net Loans ...........................................     42,223,332       18,140,503                          60,363,835
Premises and equipment ..............................      1,023,638          474,747                           1,498,385
Intangible assets ...................................        442,077          193,886                             635,963
Other assets ........................................      1,971,925          936,652                           2,908,577
                                                        ------------     ------------         -------        ------------
 Total Assets .......................................   $ 60,841,318     $ 25,772,411                        $ 86,613,729
                                                        ============     ============         =======        ============
LIABILITIES
Deposits
Noninterest-bearing deposits ........................   $  8,314,365     $  3,520,486                        $ 11,834,851
Interest-bearing deposits ...........................     28,168,612       13,522,589                          41,691,201
                                                        ------------     ------------                        ------------
Total deposits ......................................     36,482,977       17,043,075                          53,526,052
Funds purchased .....................................      9,701,770        3,670,570                          13,372,340
Other short-term borrowings .........................      1,400,450          921,965                           2,322,415
Long-term debt ......................................      4,605,319        1,127,262         152,500 (B)       5,885,081
Other liabilities ...................................      3,366,452          698,733                           4,065,185
                                                        ------------     ------------         -------        ------------
 Total liabilities ..................................     55,556,968       23,461,605         152,500          79,171,073
                                                        ------------     ------------         -------        ------------
STOCKHOLDERS' EQUITY
Preferred stock .....................................              0                0
Common stock ........................................        213,108          563,217        (448,879)(A)         327,446
Additional paid in capital ...........................       389,583          382,180         448,879 (A)       1,220,642
Retained earnings ...................................      3,210,549        1,329,534        (152,500)(B)       4,387,583
Treasury stock and other ............................       (317,287)               0                            (317,287)
                                                        ------------     ------------         -------        ------------
 Realized shareholders' equity ......................      3,495,953        2,274,931        (152,500)          5,618,384
Accumulated Other Comprehensive Income ..............      1,788,397           35,875                           1,824,272
                                                        ------------     ------------         -------        ------------
 Total shareholders' equity .........................      5,284,350        2,310,806        (152,500)          7,442,656
                                                        ------------     ------------        --------        ------------
 Total liabilities and shareholders' equity .........   $ 60,841,318     $ 25,772,411               0        $ 86,613,729
                                                        ============     ============        ========        ============


(A) Adjustment to show the change in par value from $5.00 per share of Crestar Common Stock before the Merger to $1.00 per share of SunTrust Common Stock after the Merger.


(B) Adjustment for one-time Merger related charges of $250 million on pre-tax basis. The $200 million in pre-tax merger related charges to be taken by SunTrust consists of $100 million for severance and retention, $65 million for conversion costs and $35 million for transaction related costs. The $50 million in pre-tax merger related charges to be taken by Crestar consists of $20 million for state income tax provision and $30 million for other identified items.

            SUNTRUST BANKS, INC. AND CRESTAR FINANCIAL CORPORATION
                    PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                                    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                ---------------------------------------------------
                                                                    SUNTRUST         CRESTAR           COMBINED
                                                                ---------------   -------------   -----------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans ..................................     $ 2,456,936      $1,062,851        $3,519,787
Interest and dividends on investment securities .............         412,602         223,234           635,836
Other interest income .......................................          50,603          14,980            65,583
                                                                  -----------       ---------        ----------
 Total interest income ......................................       2,920,141       1,301,065         4,221,206
                                                                  -----------       ---------        ----------
INTEREST EXPENSE
Interest on deposits ........................................         851,251         393,895         1,245,146
Interest on short-term borrowings ...........................         387,813         176,299           564,112
Interest on long-term debt ..................................         197,973          51,478           249,451
                                                                  -----------       ---------        ----------
 Total interest expense .....................................       1,437,037         621,672         2,058,709
                                                                  -----------       ---------        ----------
NET INTEREST INCOME                                                 1,483,104         679,393         2,162,497
Provision for loan losses ...................................          93,465          53,987           147,452
                                                                  -----------       ---------        ----------
Net interest income after provision for loan losses .........       1,389,639         625,406         2,015,045
                                                                  -----------       ---------        ----------
NONINTEREST INCOME
Trust and investment advisory income ........................         354,566          61,537           416,103
Service charges on deposit accounts .........................         192,026         103,184           295,210
Securities gains (losses) ...................................           1,053           6,103             7,156
Other noninterest income ....................................         328,721         213,307           542,028
                                                                  -----------       ---------        ----------
 Total noninterest income ...................................         876,366         384,131         1,260,497
                                                                  -----------       ---------        ----------
NONINTEREST EXPENSE
Personnel expense ...........................................         838,370         325,358         1,163,728
Net occupancy expense .......................................          99,449          42,659           142,108
Equipment expense ...........................................          95,156          34,076           129,232
Other noninterest expense ...................................         408,513         200,848           609,361
                                                                  -----------       ---------        ----------
 Total noninterest expense ..................................       1,441,488         602,941         2,044,429
                                                                  -----------       ---------        ----------
Income before provision for income taxes ....................         824,517         406,596         1,231,113
Provision for income taxes ..................................         269,801         145,418           415,219
                                                                  -----------       ---------        ----------
 Net Income .................................................     $   554,716       $ 261,178        $  815,894
                                                                  ===========       =========        ==========
PER COMMON SHARE DATA
Earnings -- diluted .........................................     $      2.64       $    2.30        $     2.56 (A)
Earnings -- basic ...........................................            2.68            2.33              2.59 (A)
Average common shares -- diluted ............................         210,297         113,542           319,297 (A)
Average common shares -- basic ..............................         207,110         112,117           314,742 (A)

(A) Adjusted for the exchange ratio of 0.96.

            SUNTRUST BANKS, INC. AND CRESTAR FINANCIAL CORPORATION
                     PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                                        FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                -----------------------------------------------------
                                                                    SUNTRUST          CRESTAR            COMBINED
                                                                ---------------   ---------------   -----------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans ..................................     $ 3,036,100       $ 1,280,186        $4,316,286
Interest and dividends on investment securities .............         542,234           273,716           815,950
Other interest income .......................................          72,405            21,682            94,087
                                                                  -----------       -----------        ----------
   Total interest income ....................................       3,650,739         1,575,584         5,226,323
                                                                  -----------       -----------        ----------
INTEREST EXPENSE
Interest on deposits ........................................       1,151,157           478,466         1,629,623
Interest on short-term borrowings ...........................         436,708           158,819           595,527
Interest on long-term debt ..................................         168,508            62,001           230,509
                                                                  -----------       -----------        ----------
 Total interest expense .....................................       1,756,373           699,286         2,455,659
                                                                  -----------       -----------        ----------
NET INTEREST INCOME .........................................       1,894,366           876,298         2,770,664
Provision for loan losses ...................................         117,043           108,097           225,140
                                                                  -----------       -----------        ----------
Net interest income after provision for loan losses .........       1,777,323           768,201         2,545,524
                                                                  -----------       -----------        ----------
NONINTEREST INCOME
Trust and investment advisory income ........................         376,430            74,421           450,851
Service charges on deposit accounts .........................         247,828           126,105           373,933
Securities gains (losses) ...................................           1,523             5,328             6,851
Other noninterest income ....................................         308,457           215,585           524,042
                                                                  -----------       -----------        ----------
 Total noninterest income ...................................         934,238           421,439         1,355,677
                                                                  -----------       -----------        ----------
NONINTEREST EXPENSE
Personnel expense ...........................................         955,603           390,646         1,346,249
Net occupancy expense .......................................         126,802            60,016           186,818
Equipment expense ...........................................         120,675            41,400           162,075
Other noninterest expense ...................................         482,515           222,195           704,710
                                                                  -----------       -----------        ----------
 Total noninterest expense ..................................       1,685,595           714,257         2,399,852
                                                                  -----------       -----------        ----------
Income before provision for income taxes ....................       1,025,966           475,383         1,501,349
Provision for income taxes ..................................         358,713           165,575           524,288
                                                                  -----------       -----------        ----------
 Net income .................................................     $   667,253       $   309,808        $  977,061
                                                                  ===========       ===========        ==========
PER COMMON SHARE DATA
Earnings -- diluted .........................................     $      3.13       $      2.77        $     3.04 (A)
Earnings -- basic ...........................................            3.17              2.80              3.09 (A)
Average common shares -- diluted ............................         213,480           111,929           320,932 (A)
Average common shares -- basic ..............................         210,243           110,618           316,436 (A)

(A) Adjusted for the exchange ratio of 0.96.

            SUNTRUST BANKS, INC. AND CRESTAR FINANCIAL CORPORATION
                    PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                                        FOR THE YEAR ENDED DECEMBER 31, 1996
                                                                -----------------------------------------------------
                                                                    SUNTRUST          CRESTAR            COMBINED
                                                                ---------------   ---------------   -----------------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans ..................................     $ 2,678,566       $ 1,241,248        $3,919,814
Interest and dividends on investment securities .............         521,891           304,256           826,147
Other interest income .......................................          45,585            17,875            63,460
                                                                  -----------       -----------        ----------
 Total interest income ......................................       3,246,042         1,563,379         4,809,421
                                                                  -----------       -----------        ----------
INTEREST EXPENSE
Interest on deposits ........................................       1,083,035           502,773         1,585,808
Interest on short-term borrowings ...........................         293,766           144,797           438,563
Interest on long-term debt ..................................          85,031            49,499           134,530
                                                                  -----------       -----------        ----------
 Total interest expense .....................................       1,461,832           697,069         2,158,901
                                                                  -----------       -----------        ----------
NET INTEREST EXPENSE ........................................       1,784,210           866,310         2,650,520
Provision for loan losses ...................................         115,916            95,890           211,806
                                                                  -----------       -----------        ----------
Net interest income after provision for loan losses .........       1,668,294           770,420         2,438,714
                                                                  -----------       -----------        ----------
NONINTEREST INCOME
Trust and investment advisory income ........................         314,819            65,939           380,758
Service charges on deposit accounts .........................         232,426           114,249           346,675
Securities gains (losses) ...................................          14,168             3,393            17,561
Other noninterest income ....................................         256,576           149,604           406,180
                                                                  -----------       -----------        ----------
 Total noninterest income ...................................         817,989           333,185         1,151,174
                                                                  -----------       -----------        ----------
NONINTEREST EXPENSE
Personnel expense ...........................................         874,049           397,448         1,271,497
Net occupancy expense .......................................         138,186            64,450           202,636
Equipment expense ...........................................         115,423            38,479           153,902
Other noninterest expense ...................................         455,425           279,969           735,394
                                                                  -----------       -----------        ----------
 Total noninterest expense ..................................       1,583,083           780,346         2,363,429
                                                                  -----------       -----------        ----------
Income before provision for income taxes ....................         903,200           323,259         1,226,459
Provision for income taxes ..................................         286,585           104,988           391,573
                                                                  -----------       -----------        ----------
 Net Income .................................................     $   616,615       $   218,271        $  834,886
                                                                  ===========       ===========        ==========
PER COMMON SHARE DATA
Earnings -- diluted .........................................     $      2.76       $      1.95        $     2.52 (A)
Earnings -- basic ...........................................            2.80              1.97              2.56 (A)
Average common shares -- diluted ............................         223,486           112,037           331,041 (A)
Average common shares -- basic ..............................         220,364           110,560           326,501 (A)

(A) Adjusted for the exchange ratio of 0.96.

            SUNTRUST BANKS, INC. AND CRESTAR FINANCIAL CORPORATION
                    PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)



                                                                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                -------------------------------------------------
                                                                   SUNTRUST        CRESTAR           COMBINED
                                                                -------------   -------------   -----------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Interest and fees on loans ..................................    $2,501,536      $1,209,193        $3,710,729
Interest and dividends on investment securities .............       487,036         262,532           749,568
Other interest income .......................................        38,632          20,178            58,810
                                                                 ----------      ----------        ----------
 Total interest income ......................................     3,027,204       1,491,903         4,519,107
                                                                 ----------      ----------        ----------
INTEREST EXPENSE
Interest on deposits ........................................       988,725         493,301         1,482,026
Interest on short-term borrowings ...........................       293,923         133,709           427,632
Interest on long-term debt ..................................        68,114          50,038           118,152
                                                                 ----------      ----------        ----------
 Total interest expense .....................................     1,350,762         677,048         2,027,810
                                                                 ----------      ----------        ----------
NET INTEREST INCOME .........................................     1,676,442         814,855         2,491,297
Provision for loan losses ...................................       112,108          66,265           178,373
                                                                 ----------      ----------        ----------
Net interest income after provision for loan losses .........     1,564,334         748,590         2,312,924
                                                                 ----------      ----------        ----------
NONINTEREST INCOME
Trust and investment advisory income ........................       284,243          59,841           344,084
Service charges on deposit accounts .........................       212,582         109,264           321,846
Securities gains (losses) ...................................        (6,649)         (2,067)           (8,716)
Other noninterest income ....................................       222,894         153,030           375,924
                                                                 ----------      ----------        ----------
 Total noninterest income ...................................       713,070         320,068         1,033,138
                                                                 ----------      ----------        ----------
NONINTEREST EXPENSE
Personnel expense ...........................................       778,990         388,542         1,167,532
Net occupancy expense .......................................       130,124          62,851           192,975
Equipment expense ...........................................       105,122          37,916           143,038
Other noninterest expense ...................................       437,243         228,890           666,133
                                                                 ----------      ----------        ----------
 Total noninterest expense ..................................     1,451,479         718,199         2,169,678
                                                                 ----------      ----------        ----------
Income before provision for income taxes ....................       825,925         350,459         1,176,384
Provision for income taxes ..................................       260,449         134,572           395,021
                                                                 ----------      ----------        ----------
 Net Income .................................................    $  565,476      $  215,887        $  781,363
                                                                 ==========      ==========        ==========
PER COMMON SHARE DATA
Earnings -- diluted .........................................    $     2.47      $     1.92        $     2.32 (A)
Earnings -- basic ...........................................          2.49            1.95              2.34 (A)
Average common shares -- diluted ............................       229,544         112,432           337,479 (A)
Average common shares -- basic ..............................       226,665         110,986           333,212 (A)

(A) Adjusted for the exchange ratio of 0.96.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    (1) The Unaudited Pro Forma Condensed Combined Financial Information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Unaudited Pro Forma Condensed Combined Financial Information should be read together with the historical consolidated financial statements and the related notes thereto of each of SunTrust and Crestar incorporated by reference herein.

    (2) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma amounts are included using the Exchange Ratio of 0.96 shares of SunTrust Common Stock for each share of Crestar Common Stock.

    (3) Earnings per share data has been computed based on the combined historical net income applicable to SunTrust Shareholders and Crestar Shareholders using the historical weighted average shares outstanding of SunTrust Common Stock and the weighted average outstanding shares of Crestar Common Stock, adjusted to equivalent shares of SunTrust Common Stock, as of the earliest period presented.

    (4) Certain insignificant reclassifications have been included to ensure consistent presentation.


    (5) The Unaudited Pro Forma Condensed Combined Financial Information, with the exception of the Pro Forma Combined Condensed Balance Sheet, does not include any material expenses related to the Merger. SunTrust currently estimates pre-tax Merger related charges of approximately $200 million will be recorded in the fourth quarter of 1998. Crestar is expected to record $50 million in pre-tax Merger related charges in 1998 to align certain accounting and reserve methods.


    (6) SunTrust expects to realize significant revenue enhancements and cost savings from the Merger, primarily through the realization of certain operating efficiencies and reductions in fixed, labor and other costs. The Unaudited Pro Forma Condensed Combined Financial Information, which does not reflect any revenue enhancements, direct costs or potential savings, is therefore not indicative of the results of future operations. There can be no assurance that anticipated revenue enhancements or cost savings will be achieved in the expected amounts or at the times anticipated.

3. Management Discussion and Analysis of Financial Condition as of and for the years ended December 31, 1995, 1996 and 1997


Management's Discussion
Crestar Financial Corporation And Subsidiaries

      [GRAPH]
 Return on Average
  Common Equity
    (percent)

  1993    12.39
  1994    13.78
  1995    12.58
  1996    12.28
  1997    16.46

      [GRAPH]
  Common Stock Price
    & Book Value*
    ($ per share)

                                 1993       1994      1995     1996     1997

Book Value                     $ 13.72    $14.57   $ 16.12  $ 16.20   $ 18.49
        High                     23 1/4    24 7/8    30 1/2   37 3/4    57 1/4
        Low                      17 9/16   18 1/16   18 1/2   26 3/16   33 5/8
- --------------------
* Price range for the year and book value at year end




    [GRAPH]
     Market*
 Capitalization
 ($ in billions)

  1993   1.571
  1994   1.405
  1995   2.531
  1996   4.086
  1997   6.351

* Year-end common stock price multiplied by number of shares outstanding, excluding impact of pooling of interest mergers


- ----------------------

Management's Discussion And Analysis Of Operations And Financial Condition Crestar Financial Corporation And Subsidiaries

This commentary provides an overview of Crestar Financial Corporation's (Crestar or the Corporation) financial condition, changes in financial condition and results of operations for the years 1995 through 1997. The following discussion should assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information.
   Crestar conducts its banking operations through Crestar Bank, the Corporation's sole banking subsidiary. Crestar Bank's 566 banking offices provide services throughout Crestar's primary market area of Virginia, Maryland and Washington, D.C. This market is characterized as economically diverse. Crestar's market area is also characterized by active competition in all principal areas where the Corporation provides services. In addition to banks, other firms competing in the market area include savings associations, consumer finance companies, national credit card companies, securities brokerage firms, credit unions, leasing companies and mortgage banking companies.
   On December 31, 1996, Crestar completed its merger with Citizens Bancorp (Citizens), a $4.1 billion asset bank holding company based in Laurel, Maryland. The merger was accounted for as a pooling of interests business combination. Accordingly, the accompanying consolidated financial information reflects the results of operations of both Crestar and Citizens, on a combined basis, for all periods presented. Also in December 1996, Crestar's Board of Directors declared a two-for-one split, in the form of a stock dividend, of the Corporation's common stock. The two-for-one stock split was distributed on January 24, 1997. For all periods presented in these financial statements, average shares outstanding and per common share data have been adjusted to reflect the common stock split. Certain reclassifications have been made to prior years' consolidated financial statements and related financial information to conform to the 1997 presentation.

Earnings Overview
Crestar Financial Corporation earned net income of $309.8 million in 1997, representing $2.77 in diluted earnings per share. Net income in 1996 was $218.3 million or $1.95 per diluted common share. Net income for 1996 was affected by several non-recurring items, including $32.5 million in one-time after-tax charges associated with the December 31, 1996 merger with Citizens. In addition to the Citizens merger costs, other non-recurring items affecting net income for 1996 included a $21.5 million after-tax charge to recapitalize the Savings Association Insurance Fund (SAIF), incurred in the third quarter of 1996, as well as a $10.6 million benefit related to the repeal of thrift bad debt tax legislation, also recorded in the third quarter of 1996. Excluding these three non-recurring items, net income for 1996 totaled $261.7 million, or $2.34 per diluted common share.
   Excluding all non-recurring charges, net income for 1997 represented an increase over comparable 1996 results of $48.1 million, or 18%, primarily attributable to growth in noninterest income, an increase in Crestar's net interest margin, and management of controllable expenses.
   The key profitability measures of return on average assets (ROA) and return on average total shareholders' equity (ROE) for 1997 in comparison to 1996 reflect the non-recurring items impacting 1996's results. Return on average assets was 1.42% for 1997, compared to 1.01% in 1996. Reported net income reflects a ROE of 16.46% in 1997 versus 12.28% in 1996. These ratios, along with other selected earnings and balance sheet information for each of the years in the five-year period ended December 31, 1997, are shown in Table 1. Excluding one-time costs incurred during 1996, Crestar's ROA was 1.21%, and ROE was 14.73%, for 1996. Results for 1995, also included in Table 1, reflect the impact of one-time costs associated with the December 31, 1995 pooling of interests merger with Loyola Capital Corporation. These

Table 2  Selected  Financial  Information  -  Excluding  Merger
Costs And Other Non-recurring Items (1), (2)
Dollars in thousands, except per share data


                                           1997          1996(1)        1995(2)      1994           1993
Net income                             $309,808       $261,696       $245,167      $215,158       $ 179,586
Earnings Per Share:
  Basic                                $   2.80       $   2.37       $   2.21      $   1.95       $    1.62
  Diluted                                  2.77           2.34           2.18          1.93            1.60
Return on average assets                   1.42%          1.21%          1.20%         1.11%           1.01%
Return on average equity                  16.46          14.73          14.28         13.78           12.39
Overhead ratio                            54.57          58.20          60.75         64.86           65.48
===========================================================================================================

(1) Selected Financial Information for 1996 excludes $32.5 million in after-tax merger costs related to the pooling-of-interests merger with Citizens Bancorp on December 31, 1996. Other non-recurring items
    excluded from 1996 results include  a  $21.5  million   after-tax  charge to
    recapitalize the Savings Association Insurance Fund, and a $10.6 million after-tax benefit related to repeal of thrift bad debt tax legislation.

(2) Selected Financial Information for 1995 excludes $29.3 million in after-tax merger costs related to the pooling-of-interests merger with Loyola Capital Corporation on December 31, 1995.


merger related expenses totaled $29.3 million on an after-tax basis for 1995. Table 2 displays key financial information, including net income, earnings per share and Crestar's overhead ratio (noninterest expense as a percentage of tax-equivalent net interest income and noninterest income) for 1993 through 1997, excluding the impact of merger costs and other nonrecurring items incurred by Crestar in 1995 and 1996.
   Significant items affecting the change in reported earnings per share for 1997, 1996 and 1995 are summarized in Table 3. Each applicable item is net of federal income taxes computed using a 35% rate.

Mergers And Acquisitions
On November 13, 1997, Crestar acquired American National Bancorp, Inc. (American National) for common stock and cash, in a transaction accounted for as a purchase. Based in Baltimore, American National operated ten banking locations and had approximately $500 million in total assets, $340 million in loans and $310 million in deposits at date of purchase. In consideration for the outstanding stock of American National, Crestar paid $14 million in cash and issued 1.236 million shares of common stock, for a combined value of $77 million.
   The acquisition of American National has been accounted for under the purchase method of accounting, whereby the purchase price has been allocated to the underlying assets acquired and liabilities assumed based on their respective fair values at the date of acquisition. Crestar's 1997 results include the results of operations of the assets purchased and liabilities assumed from American National from the date of purchase. Financial statement note 2 contains additional information concerning mergers and acquisitions.
   Under interstate banking and branching legislation enacted by Congress in 1995, previously existing restrictions on interstate bank acquisitions were abolished. Bank holding companies from any state are now able to acquire banks and bank holding companies located in any other state, subject to certain conditions. Effective in 1997, the law allows interstate bank mergers, subject to earlier "opt-in" or "opt-out" action by individual states. The law also allows interstate branch acquisitions and new branch activity if permitted by the host state. The laws of Virginia, Maryland and the District of Columbia allow interstate bank mergers, and also permit interstate branch acquisitions and new branching by out-of-state banks if reciprocal treatment is accorded in the state of the acquiring bank or bank holding company. There has been significant acquisition activity in the region in which Crestar operates, centered on the acquisition of Virginia-based financial institutions by large, strongly capitalized out-of-state bank holding companies. Management expects the level of competition to remain high in the Corporation's marketing area in the future.

Common Stock And Dividends
On December 31, 1997, Crestar's common stock price was $57, an increase of 53% from the December 31, 1996 split-adjusted closing price of $37 3/16. Significant increases were noted in many financial institution stocks during 1997, and the S&P 500 stock index posted an increase of 31%. Crestar's stock appreciation during 1996 was 26%, excluding dividends. Based on the common stock price and number of common shares outstanding at year-end, Crestar's market capitalization exceeded $6.4 billion at December 31, 1997.

Management's Discussion
Crestar Financial Corporation And Subsidiaries



Table 3    Analysis Of Diluted
Earnings Per Share
                                      1997      1996
                                       vs.       vs.
                                      1996      1995
Diluted Earnings Per Share -
  prior period                       $1.95    $1.92
- --------------------------------------------------------------
Interest income                        .07      .41
Interest expense                      (.01)    (.12)
Provision for loan losses             (.07)    (.20)
Securities gains or losses             .01      .03
Other noninterest income               .39      .12
Foreclosed properties expense           -      (.02)
One-time merger costs:
  Citizens Bancorp                     .29     (.29)
  Loyola Capital Corporation            -       .26
SAIF assessment expense                .20     (.20)
Repeal of thrift bad debt tax
  legislation                         (.10)     .10
Other noninterest expense               -      (.06)
Change in effective income tax rate    .04     (.01)
Decrease in shares outstanding          -       .01
- ---------------------------------------------------------------
Net increase                           .82      .03
- ---------------------------------------------------------------
Diluted Earnings Per Share -
  current period                     $2.77    $1.95
===============================================================

   Book value per common share was $18.49 at December 31, 1997, compared to a December 31, 1996 book value per share of $16.20. The ratio of market value to book value was 3.1x at December 31, 1997. On the basis of 1997 earnings per diluted common share of $2.77 and the year-end market price of $57, the December 31, 1997 price to earnings ratio was 20.6x. The S&P 500 stock index had a price to earnings composite ratio of approximately 24.0x at year-end 1997.
   In December 1996, simultaneous with the announcement of the two-for-one common stock split, Crestar's Board of Directors announced a $.27 dividend per common share, effective with the February 1997 dividend payment date. The
December 1996 dividend declaration meant that the Corporation paid four quarterly dividends during 1997, but declared three cash dividends during calendar 1997. Reflecting improved operating results, the common dividend was increased during the second quarter of 1997, from $0.27 to $0.29 per share. Dividends paid during 1997 totaled $1.14 per common share, compared to $1.005 per share in 1996, representing an increase of 13%. Crestar's current quarterly dividend of $0.29 per share represents an annualized dividend of $1.16 per share, equating to a yield of 2.0% based on the year-end market price. The Corporation's objective is to pay dividends of at least 30% to 40% of earnings to common shareholders, with a current bias towards the higher end of this range, given the Corporation's strong capital position. Cash dividends on Crestar's common stock are customarily paid on the 21st day of February, May, August and November.

Capital Resources And Adequacy
Crestar ended 1997 with strong capital ratios, reflecting improved operating results for 1997. Average shareholders' equity was $1.9 billion during 1997, representing a 6% increase over 1996 levels. Equity growth in 1997 is primarily attributable to the earnings of the Corporation, along with shares issued for the American National acquisition and for employee benefit and dividend reinvestment plans. These factors were partially offset by Crestar's cash dividends declared and by purchases of common stock during the year. During 1997, Crestar purchased and retired 1.95 million shares of common stock at an average price of approximately $43.43 per share. Crestar purchased 1.13 million shares of common stock to retire shares issued for the American National acquisition. Also during 1997, 824 thousand shares were purchased to meet the needs of the dividend reinvestment plan, employee stock options and Crestar's thrift and profit sharing plan. The Corporation purchased and retired approximately 3.4 million shares of common stock, on a post-split basis, during 1996 at an average price of $29.03 per share. The Consolidated Statements of Changes in Shareholders' Equity provide details of these and other equity transactions. The Corporation expects to make repurchases of common stock in 1998 only to the extent that such purchases relate to shares issued or to be issued for acquisitions accounted for under the purchase method of accounting for business combinations, including the November 1997 acquisition of American National.
   Crestar's equity to assets ratio at December 31, 1997 was 8.26%, compared to a ratio of 7.78% at December 31, 1996. The average equity to assets ratio was 8.63% for 1997, compared to 8.23% for 1996. The equity leverage ratio (defined as average total assets divided by average total shareholders' equity) decreased from 12.15x in 1996 to 11.59x in 1997. Other capital ratios for 1997 and 1996 are shown in Table 4. A key measure of equity's ability to absorb losses is the ratio of average equity to average loans. This measure continued to reflect Crestar's capital strength, and increased slightly from 13.04% for 1996 to 13.08% for 1997. The equity formation rate (calculated as net income less dividends declared divided by average total equity) was 11.34% for 1997; the comparable rate for 1996 was 4.80%.

Table 4    Capital Adequacy
Dollars in thousands

Risk-Adjusted Capital at December 31                     1997           1996
Tier 1 Capital:
  Shareholders' equity                            $ 2,059,763    $ 1,779,510
  Crestar Capital Trust I preferred stock             200,000        200,000
  Goodwill and other adjustments                     (191,448)      (152,632)
- ------------------------------------------------------------------------------
    Total Tier 1 capital                            2,068,315      1,826,878
- ------------------------------------------------------------------------------
Tier 2 Capital:
  Allowable long-term debt                            249,732        284,690
  Allowable allowance for loan
    losses net of other adjustments                   255,510        214,642
- ------------------------------------------------------------------------------
    Total Tier 2 capital                              505,242        499,332
- ------------------------------------------------------------------------------
Total risk-adjusted capital                         2,573,557      2,326,210
- ------------------------------------------------------------------------------
Risk-adjusted assets, net of allowance             20,581,043     17,361,823
Fourth quarter average assets,
 net of adjustments                                22,478,203     21,693,213
Risk-adjusted capital ratios:
  Tier 1                                                 10.1%          10.5%
  Total                                                  12.5           13.4
Tier 1 leverage ratio                                     9.2            8.4
- ------------------------------------------------------------------------------
Other Capital Ratios
Average equity to:
  Average total assets                                   8.63           8.23
  Average total loans                                   13.08          13.04
Equity leverage                                         11.59x         12.15x
Equity formation rate                                   11.34%          4.80%
Period-end equity to assets                              8.26           7.78
================================================================================


   Risk-based capital ratios are another measure of capital adequacy. At December 31, 1997, Crestar's consolidated risk-adjusted capital ratios were 10.1% for Tier 1 and 12.5% for total capital, well above the required minimums of 4.0% and 8.0%, respectively. These ratios are calculated using regulatory capital (either Tier 1 or total capital) as the numerator and both on- and off-balance sheet risk-weighted assets as the denominator. Tier 1 capital consists primarily of common equity less goodwill and certain other intangible assets. Total capital adds certain qualifying debt instruments and a portion of the allowance for loan losses to Tier 1 capital. One of four risk weights, primarily based on credit risk, is applied to both on- and off-balance sheet assets to determine the asset denominator. Under Federal Deposit Insurance Corporation (FDIC) rules, Crestar Bank was considered "well-capitalized", the highest category of capitalization defined by the regulators allowing for the lowest level of FDIC insurance premium payments, as of December 31, 1997. Note 13 to the consolidated financial statements includes additional data on the regulatory capital ratios for Crestar Bank as of December 31, 1997.
   Additional measures of capital strength include the regulatory Tier 1 leverage ratio and the tangible leverage ratio. The Tier 1 leverage ratio is defined as Tier 1 capital divided by average total assets less goodwill and certain other intangibles. The Tier 1 leverage ratio has a regulatory minimum of 3.0%, although most institutions are required to maintain a ratio of at least 4.0% to 5.0%, depending primarily upon risk profiles. At December 31, 1997, Crestar's Tier 1 leverage ratio was 9.2%. The tangible leverage ratio is calculated by excluding intangibles from both assets and regulatory capital, and is utilized by the Federal Reserve Board in evaluating proposals for expansion or acquisitions. At December 31, 1997, Crestar's tangible leverage ratio was 7.5%, well within accepted Federal Reserve Board ranges.
   A double leverage ratio of over 100% measures the extent to which the equity capital of subsidiaries is supported by Parent Company debt rather than equity. Calculated as the investment in its subsidiaries divided by its own equity accounts, Crestar Financial Corporation's double leverage was 94.2% at December 31, 1997, compared to 94.7% at December 31, 1996. Financial statement note 19 contains Parent Company financial statements.
   In January 1998, Crestar issued $150 million in subordinated notes, having a stated interest rate of 6.50% and due January 15, 2018, with putable/callable provisions effective January 15, 2008. Proceeds from this long-term debt issuance will be used for general corporate purposes. Crestar has filed shelf registration statements with the Securities and Exchange Commission pertaining to the possible future issuance of other securities. Under the currently effective registration statements, the Corporation may issue in the future up to approximately $175 million in subordinated debt securities, preferred stock or common stock, or any combination thereof.

Management's Discussion
Crestar Financial Corporation And Subsidiaries

Table 5    Average Balances, Net Interest Income And Rate/Volume Analysis(1)
Dollars in millions

         Average Balance                 Yield/Rate
    -------------------------       ------------------------
    1997      1996      1995        1997      1996      1995
    ----      ----      ----        ----      ----      ----

 $  3,957  $  3,717  $  3,616       8.05%     8.11%      8.45%   Commercial
    1,263     1,259     1,260       8.87      8.76       8.63    Real estate - income property
      337       354       401       8.97      9.46      10.00    Real estate - construction
    4,353     3,698     3,243       8.11      8.40       8.51    Instalment
    1,217     1,529     1,582      13.99     12.49      11.31    Bank card
    3,264     3,072     3,573       7.74      7.76       7.83    Real estate - mortgage
-------------------------------------------------------------------------------------------------------------
   14,391    13,629    13,675       8.59      8.70       8.70        Total loans(2)
      751     1,060     2,174       6.11      6.12       6.09    Securities held to maturity
    3,648     3,862     2,043       6.32      6.28       6.53    Securities available for sale
      389       332       337       5.59      5.39       5.99    Money market investments
      684       836       374       7.61      7.54       7.52    Mortgage loans held for sale
-------------------------------------------------------------------------------------------------------------
   19,863    19,719    18,603       7.99      7.98       8.08        Total earning assets
=============================================================================================================
    5,857     5,814     5,690       3.01      2.94       3.17    Interest-bearing demand deposits
    1,538     1,690     1,864       2.47      2.59       2.76    Regular savings deposits
    4,286     4,996     4,949       4.96      5.20       5.20    Domestic time deposits
-------------------------------------------------------------------------------------------------------------
   11,681    12,500    12,503       3.66      3.80       3.91         Total interest-bearing core deposits
      912       510        73       5.65      5.45       5.39    Certificates of deposit $100,000 and over
    2,997     2,785     2,327       5.30      5.20       5.75    Short-term borrowings
-------------------------------------------------------------------------------------------------------------
    3,909     3,295     2,400       5.38      5.24       5.73    Purchased liabilities
      825       689       696       7.50      7.19       7.19    Long-term debt
-------------------------------------------------------------------------------------------------------------
   16,415    16,484    15,599       4.26      4.23       4.34        Total interest-bearing liabilities
    3,448     3,235     3,004                                    Other sources - net
-------------------------------------------------------------------------------------------------------------
   19,863    19,719    18,603       3.52      3.54       3.64        Total sources of funds
                                    4.47      4.44       4.44    Net Interest Margin/Income
=============================================================================================================

(1) Income and yields are computed on a tax-equivalent basis using the statutory federal income tax rate, exclusive of the alternative minimum tax and nondeductible interest expense, and the tax-equivalent adjustment to interest income was $11.2 million, $9.9 million and $11.3 million in 1997, 1996 and 1995, respectively.

(2) Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.

      In thousands
                                   1997 vs. 1996                               1996 vs. 1995
          Income/Expense(3)   -------------------------               ------------------------------
          -----------------            Change due to(4)                              Change due to(4)
                                       ----------------                             ----------------
                                    Increase                         Increase
     1997      1996        1995    (Decrease)   Rate(5)     Volume   (Decrease)    Rate(5)     Volume
  --------   ------      ------    ----------   -------     ------   ----------    -------     -------

$  318,382   $ 301,360   $ 305,467    17,022    $ (2,333)   $19,355    $ (4,107)  $(12,656)     $8,549
   112,051     110,281     108,807     1,770       1,386        384       1,474      1,615        (141)
    30,287      33,486      40,089    (3,199)     (1,671)    (1,528)     (6,603)    (1,920)     (4,683)
   352,887     310,486     276,058    42,401     (12,723)    55,124      34,428     (4,048)     38,476
   170,160     190,954     178,840   (20,794)     19,003    (39,797)     12,114     18,036      (5,922)
   252,620     238,564     279,914    14,056        (795)    14,851     (41,350)    (2,209)    (39,141)
 -----------------------------------------------------------------------------------------------------
 1,236,387   1,185,131   1,189,175    51,256     (15,086)    66,342      (4,044)       (90)     (3,954)
    45,891      64,794     132,352   (18,903)        (66)   (18,837)    (67,558)       282     (67,840)
   230,628     242,486     133,290   (11,858)      1,618    (13,476)    109,196     (9,101)    118,297
    21,754      17,901      20,204     3,853         780      3,073      (2,303)    (2,004)       (299)
    52,078      63,012      28,145   (10,934)        557    (11,491)     34,867         66      34,801
 -----------------------------------------------------------------------------------------------------
 1,586,738   1,573,324   1,503,166    13,414       1,921     11,493      70,158    (19,837)     89,995
 =====================================================================================================
   176,488     171,109     180,600     5,379       3,018      2,361      (9,490)   (14,414)      4,924
    37,997      43,850      51,368    (5,853)     (1,901)    (3,952)     (7,518)    (2,731)     (4,787)
   212,480     259,971     257,418   (47,491)    (10,372)   (37,119)      2,553        183       2,370
 -----------------------------------------------------------------------------------------------------
   426,965     474,930     489,386   (47,965)    (16,688)   (31,277)    (14,455)   (14,315)       (140)
    51,501      27,843       3,915    23,658       1,724     21,934      23,927        317      23,610
   158,819     144,797     133,709    14,022       3,071     10,951      11,088    (15,182)     26,270
 -----------------------------------------------------------------------------------------------------
   210,320     172,640     137,624    37,680       5,629     32,051      35,015    (16,261)     51,276
    62,001      49,499      50,038    12,502       2,681      9,821        (539)       (65)       (474)
 -----------------------------------------------------------------------------------------------------
   699,286     697,069     677,048     2,217       5,192     (2,975)     20,021    (18,514)     38,535
   699,286     697,069     677,048     2,217      (2,875)     5,092      20,021    (20,702)     40,723

   887,452     876,255     826,118    11,197       4,796      6,401      50,137        865      49,272
 =====================================================================================================

(3) Includes tax-equivalent net loan fees of $195,000, $978,000 and $1.3 million for 1997, 1996 and 1995, respectively.

(4) Variances are computed on a line-by-line basis and are  non-additive.

(5) Variances caused by the change in rate times the change in balances are allocated to rate.





Net Interest Income
And Net Interest Margin
A fundamental source of Crestar's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest-bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations.
   Net interest income in Table 5 is presented on a tax-equivalent basis to enhance the comparability of assets with different tax attributes. This comparability is achieved through increasing interest income on tax-exempt assets by an amount equal to the federal income taxes which would have been paid had the income been fully taxable. This tax-equivalent adjustment is based on the applicable statutory federal corporate income tax rate and resulted in an increase to pre-tax income from earning assets in 1997, 1996 and 1995 of $11.2 million, $9.9 million and $11.3 million, respectively. On a tax-equivalent basis, net interest income increased $11.2 million or 1% in 1997 following a $50.1 million or 6% rise in 1996. These increases reflect an increase in average earning assets of 1% in 1997 and 6% in 1996.

   The net interest margin is calculated as tax-equivalent net interest income divided by average earning assets, and represents the Corporation's net yield on its earning assets. In 1997 the net interest margin of 4.47% represented an improvement of 3 basis points over the net interest margin of 4.44% recorded in 1996. Significant items affecting net interest margin from 1996 to 1997 are summarized in Table 6. Favorable changes in interest rates paid on funding sources were a significant influence on the net interest margin for 1997. The positive impact of such changes was partially offset by the impact of unfavorable changes in the composition of earning assets and funding sources, and the impact of off-balance sheet hedging transactions in comparison to the results for 1996.
   Changes in balance sheet mix decreased the 1997 net interest margin by approximately 9 basis points. Loans as a percentage of total earning assets increased from an average of 69% in 1996 to 72% in 1997, as both the overall consumer and business loan portfolios exhibited growth. Despite this increase in total loan balances, Crestar's net interest margin was detrimentally impacted by declines in the average balances of bank card loans, which have historically been Crestar's highest yielding loan type. The growth in Crestar's loan portfolio during 1997 was most apparent in instalment, real estate - mortgage and commercial loans. Combined securities holdings, composed of the securities available for sale and

Management's Discussion
Crestar Financial Corporation And Subsidiaries

Table 6    Analysis Of Net
Interest Margin
                                      Margin Change
1996 Net Interest Margin                    4.44%
- -----------------------------------------------------------
Change in net interest margin from:
  Earning asset mix                          (8) bp
  Funding mix                                (1)
  Off-balance sheet hedges                   (3)
  Interest rate changes                      15
-------------------------------------------------------------
  Net change in net interest margin           3  bp
1997 Net Interest Margin                   4.47%
===========================================================

   securities held to maturity portfolios, averaged $4.4 billion during 1997 versus $4.9 billion in 1996. Securities represented 22% of the Corporation's average earning assets during 1997, compared to 25% during 1996.
   The composition of Crestar's sources of funds shifted slightly to higher cost sources during the year, negatively impacting the 1997 net interest margin by 1 basis point. Average interest-bearing core deposits totaled $11.7 billion for 1997, versus $12.5 billion for 1996. With average earning asset levels relatively stable during this time period, these deposits as a percent of average earning assets declined from 63% in 1996 to 59% in 1997. Average balances of purchased liabilities, which are composed of short-term borrowings and non-retail certificates of deposit of $100,000 and over, totaled $3.9 billion during 1997, versus $3.3 billion in 1996, and represented 20% of average earning assets during 1997. Significant sources of short-term borrowings during 1997 included federal funds purchased, Federal Home Loan Bank borrowings, and securities sold under repurchase agreements. Long-term debt and other sources of funds represented 4% and 17%, respectively, of total average earning assets during 1997. Demand deposits, an important component of other sources of funds, averaged $3.1 billion in 1997, an increase of 4% from the average balances of 1996.
   Changes in average interest rate yields on earning assets did not significantly impact the net interest margin for 1997, in comparison to 1996. Yields on average earning assets increased by 1 basis point from the prior year, averaging 7.99% in 1997 versus 7.98% in 1996. Excluding the impact of off-balance sheet hedging transactions, the yield on average earning assets was 8.00% for 1997 and 7.97% for 1996. The average yield on Crestar's loan portfolio decreased to 8.59% in 1997 versus 8.70% in 1996. Higher yields on the bank card loan portfolio were offset by declines in most other loan categories. Commercial, real estate - construction, instalment and real estate-mortgage loans, which on a combined basis represented 83% of Crestar's average loan portfolio during 1997, had average yield decreases of 6, 49, 29 and 2 basis points, respectively. During the same time period, the average yield on bank card loans increased from 12.49% in 1996 to 13.99% in 1997. The higher yield for 1997 primarily reflects the impact of expiring promotional interest rates on specific bank card programs. Securities available for sale yielded a return of 6.32% in 1997, compared to a return of 6.28% in 1996. The yield on the Corporation's securities held to maturity investment portfolio was relatively unchanged from the prior year. The yield on average balances of mortgage loans held for sale was up 7 basis points in 1997, in comparison to the prior year, and yields on money market investments increased from 5.39% to 5.59% during the same time period.
   Lower cost funding sources were a significant benefit to the Corporation's net interest margin during 1997. Average rates paid on domestic time deposits declined 24 basis points, with yields on regular savings deposits decreasing 12 basis points. The average rate paid on total interest-bearing core deposits during 1997 was 3.66%, in comparison to 3.80% in 1996. The impact of falling rates on deposits was partially offset by higher average rates on short-term borrowings, certificates of deposit of $100,000 and over, and long-term debt. Rates paid on short-term borrowings increased 10 basis points in 1997, averaging 5.30% in 1997 compared to 5.20% in 1996. Average rates paid on long-term debt, reflecting the year-end 1996 issuance of $200 million in trust preferred securities, increased from 7.19% in 1996 to 7.50% in 1997. The total impact of interest rate changes, on both funding sources and earning assets, was to increase the net interest margin by 15 basis points in 1997 in comparison to the prior year.
   Off-balance sheet derivative transactions (interest rate swaps, caps and floors) had a negative impact on Crestar's 1997 net interest margin when compared to 1996. The majority of the negative impact for 1997 arose from the amortization of the cost basis of interest rate caps and floors purchased to hedge market value changes of selected assets and liabilities. Total off-balance sheet interest rate conversions and hedges negatively impacted net interest income by $4.0 million in 1997, which was composed of a $2.9 million decrease in interest income and a $1.1 million increase in interest expense, based on the underlying asset or liability associated with the transaction. In 1996, the comparable impact of hedging activity was an increase of $1.1 million to net interest income, which was composed of a $1.2 million increase in interest income and a $0.1 million increase in interest expense. This difference equated to a 3 basis point negative impact on the 1997 net interest margin, as compared to 1996 results.

Table 7    Noninterest Income

In thousands                               1997           1996           1995      1994           1993
Service charges on deposit accounts    $126,105       $114,249       $109,264   $103,692       $100,978
Trust and investment advisory            74,421         65,939         59,841     54,963         56,797
Bank card-related                        41,972         52,088         49,935     41,161         28,841
Automated teller machine fees            25,945         18,684         17,856     13,828         11,959
Mortgage origination - net               19,632         12,212          2,753        389          9,580
Mortgage servicing - net                 15,404         17,085         16,087     17,082          7,691
Annuities                                10,979          9,637          9,394      8,751          6,554
Mutual funds                              7,287          5,877          3,170      2,673          3,379
Trading account activities                5,058          3,833          3,515      1,874          5,227
Commissions on letters of credit          4,954          4,980          4,805      5,575          7,712
Insurance                                 3,883          3,958          3,727      3,062          2,997
Gain on sale of mortgage
  servicing rights                       10,450          8,268         11,000     18,732          3,600
Gain (loss) on sale and
  disposal of branches and
  other properties - net                  6,884        (22,380)        (2,317)       -              -
Gain on securitization of student loans   9,305              -              -        -              -
Gain on sale of merchant
  card processing                        17,325              -              -        -              -
Miscellaneous                            36,507         35,362         33,105     25,068         23,794
Securities gains (losses)                 5,328          3,393         (2,067)   (10,766)         2,094
------------------------------------------------------------------------------------------------------------
  Total noninterest income             $421,439       $333,185       $320,068   $286,084       $271,203
============================================================================================================

   Nonperforming asset levels had no material impact on the Corporation's net interest margin in 1997, when compared to 1996. Additional interest income of approximately $11.6 million for 1997 and $12.3 million for 1996 would have been realized had all nonperforming assets performed as originally expected. Nonperforming assets exclude loans that are both past due 90 days or more and not deemed nonaccrual, due to an assessment of collectibility (see "Nonperforming Assets and Other Risk Elements").
   The extent to which Crestar will be able to maintain its current net interest margin is significantly influenced by the economic environment in our markets and the economic policy of the Federal Reserve Board, in addition to competitive market conditions for both loans and deposits. Competitive pressures, especially with regard to deposit rates, may lead to decreases in net interest margins in future periods.
   From 1995 to 1996, the net interest margin was unchanged, equaling 4.44% for both years. Positive influences on the 1996 margin included favorable changes in rates paid on funding sources, and in changes arising from off-balance sheet hedging transactions. These factors were offset by the impact of unfavorable changes in the composition of both earning assets and funding sources. Table 5 presents a comparison of the earning assets and sources of funds for these two years.

Noninterest Income
Noninterest income increased 26% in 1997, following a 4% increase in 1996. Excluding securities gains and losses, noninterest income in 1997 increased $86.3 million or 26% over 1996, compared with a 1996 increase of $7.9 million or 2% over 1995.
   Many categories of noninterest income exhibited strong growth in 1997, with significant increases recorded in service charges on deposit accounts, trust and investment advisory fees and mortgage origination income. Reflecting growth in non-interest bearing deposit accounts and selected fee increases, service charges on deposit accounts increased 10% over the prior year and totaled $126.1 million for 1997. Trust and investment advisory income increased $8.5 million or 13% from 1996. This increase reflects new account growth coupled with the beneficial effects on fee income of rising bond and equity markets. At year-end 1997, trust assets held by Crestar's Trust and Investment Management Group exceeded $38 billion, and assets under management totaled $15 billion. Reflecting significantly greater origination volume, and favorable market conditions for the sale of mortgage loans to investors, mortgage origination income totaled $19.6 million in 1997, compared to $12.2 million in 1996. Mortgage origination income is reported net of direct costs associated with the mortgage underwriting process. Mortgage servicing income exhibited an decrease of $1.7 million, and

Management's Discussion
Crestar Financial Corporation And Subsidiaries

totaled $15.4 million in 1997 compared to $17.1 million in 1996. The decrease reflects higher amortization charges associated with capitalized servicing rights. Gains on sales of mortgage servicing rights totaled $10.5 million in 1997, versus gains of $8.3 million recorded in the previous year. Crestar's loan servicing portfolio was $12.5 billion at December 31, 1997, compared to $11.4 billion at year-end 1996.
   Other sources of growth in noninterest income were fees from sales of mutual funds, annuities and brokerage services, as Crestar continued to expand its marketing of these financial products. Automated teller machine (ATM) income continues to be a growing source of noninterest income, due to an increase in usage by banking customers, expansion of Crestar's ATM network and selected fee increases. Such income recorded an increase of $7.2 million in 1997, totaling $25.9 million in 1997 compared to $18.7 million in 1996. Crestar's network of ATM machines totaled 613 at year-end 1997, compared to 496 at year-end 1996. In the fourth quarter of 1997, Crestar recorded a gain of $9.3 million arising from the securitization of student loans. In the future, Crestar anticipates periodically utilizing the securitization of loan products to capture the value of the Corporation's loan origination functions while freeing corporate funds for other investment purposes. Also in 1997, Crestar recorded a gain of $17.3 million from the sale of merchant bankcard processing operations. Due primarily to the second quarter sale, bank card-related noninterest income decreased by $10.1 million, or 19%, during 1997 and totaled $42.0 million for the year.
   The comparability of results for 1996 and 1995 are impacted by non-recurring branch and equipment charges recorded as reductions of noninterest income. In 1996, as part of the costs incurred in the merger with Citizens, Crestar recorded an $18.2 million charge for branch closing costs. These costs are classified as a loss on sale and disposal of branches, and reduced noninterest income in 1996. Noninterest income for 1996 also includes non-merger related net losses on the sale and disposal of branches, totaling $4.1 million, representing the cost of closing selected banking locations as part of Crestar's strategy of refining its service delivery systems. In 1995, as part of the merger with Loyola, $3.7 million in branch closing costs were recorded. Offsetting this charge were net gains of $3.5 million on branch closings and sales (including sale of related branch deposit accounts) from 1995 activity. These results are included in the totals for gain (loss) on sale and disposal of branches in Table 7, for the applicable year of occurrence. During 1997 Crestar recorded net gains on sale of branches and other property of $6.9 million, with $5.8 million arising from the sale of two properties acquired as part of the 1996 Citizens merger.

Noninterest Expense
Noninterest expense decreased $66.1 million or 8% in 1997, totaling $714.3 million for 1997 versus $780.3 million in 1996. Noninterest expense in 1996 was impacted by non-recurring costs, including $31.8 million in acquisition-related costs related to the merger with Citizens. In addition, Crestar incurred a one-time assessment on SAIF insured deposits during the third quarter of 1996, impacting noninterest expense by $34.1 million. Excluding the impact of the 1996 non-recurring merger costs and SAIF assessment, noninterest expense for 1997 exhibited a slight decrease of less than 1% in comparison to the prior year. Such results reflect the operating efficiencies derived from the December 31, 1996 merger with Citizens, especially in the noninterest expense categories of personnel, occupancy and equipment expenses. Approximately $3.5 million in non-recurring expenses associated with the Citizens merger were incurred in 1997.
   Part of Crestar's non-recurring expenses in 1996 was an expense totaling $34.1 million associated with congressional legislation regarding the recapitalization of the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The legislation, which resulted in an after-tax charge of $21.5 million during the third quarter of 1996, addressed the disparity between deposit insurance premiums for SAIF-insured deposits and deposits insured under the Bank Insurance Fund. The assessment is reflected in 1996's noninterest expense as part of FDIC premiums - net. Decreases in FDIC insurance premiums, effective in the fourth quarter of 1996, led to lower FDIC premium expense for 1997 in comparison to prior years, excluding the impact of the 1996 SAIF assessment. Excluding the assessment, FDIC premium expenses were $7.1 million for 1996, and declined to $2.7 million for 1997.
   With the consummation of the merger with Citizens, Crestar incurred $31.8 million in non-recurring merger-related noninterest expenses for 1996 (this balance excludes branch closure and fixed asset disposal costs recorded as a reduction of noninterest income, and also excludes the merger's impact on income tax expense). These merger-related expenses included severance and other personnel costs of $11.3 million, professional fees of $5.4 million, and outside data services expense of $4.8 million. Noninterest

Table 8    Noninterest Expense
In thousands                               1997           1996           1995      1994           1993
Salaries                               $307,623       $320,890       $311,286    $307,478       $273,376
Benefits                                 83,023         76,558         77,256      65,112         51,247
-------------------------------------------------------------------------------------------------------------
  Total personnel                       390,646        397,448        388,542     372,590        324,623
Occupancy - net                          60,016         64,450         62,851      63,290         56,374
Equipment                                41,400         38,479         37,916      35,063         32,999
Communications                           37,182         38,572         34,446      30,840         26,519
Outside data services                    26,717         28,883         26,112      23,527         19,189
Professional fees and services           26,061         30,692         22,620      17,996         18,413
Advertising and marketing                21,732         26,165         20,400      26,171         18,734
Amortization of intangibles              17,147         16,673         15,416       7,740         12,337
Loan expense                             12,217         12,731          9,407      10,842          9,736
Stationery, printing and supplies        10,436         12,669         12,709      11,781         10,786
Transportation                            7,101          7,056          7,281       7,140          6,641
Bank franchise tax                        5,506          6,140          3,789       3,199          2,810
FDIC premiums - net                       2,684         41,174         24,812      34,855         31,859
Foreclosed properties (net recoveries)    3,097          6,872         (3,616)      5,725         37,436
Miscellaneous                            52,315         52,342         55,514      47,219         41,955
-------------------------------------------------------------------------------------------------------------
  Total noninterest expense            $714,257       $780,346       $718,199    $697,978       $650,411
=============================================================================================================

expenses recorded as part of the Loyola merger in 1995 totaled $18.4 million, and included $11.3 million in severance and other personnel expense, professional fees of $3.6 million and outside data services of $1.2 million.
   Foreclosed properties expense decreased from $6.9 million in 1996 to $3.1 million in 1997. Of the 1996 expense, $4.0 million was recorded in connection with the year-end 1996 merger with Citizens Bancorp, reflecting Crestar's accelerated marketing and disposal plans for specific foreclosed properties.
   Noninterest expense for 1997 includes $5.3 million of costs incurred in preparing the Corporation's data processing systems to be "Year 2000" compliant. Crestar is implementing changes to its information systems so that they will be fully operable for date recognition and data processing when the year 2000 begins. A further discussion of these changes is included under "Other Risk Elements".
   Total capital expenditures for 1997, 1996 and 1995 were approximately $115 million, $73 million and $58 million, respectively. The 1997 figure included expenditures for branch and office refurbishments, and new branch computer technology. In addition, construction outlays for a new six-story office building located adjacent to the Crestar Mortgage Corporation (CMC) headquarters in Richmond totaled approximately $44 million. Total capital expenditures in 1998 are anticipated to be approximately $72 million.

Income Taxes
In 1997, Crestar's income tax expense was $165.6 million, compared to $105.0 million in 1996 and $134.6 million in 1995. The effective tax rates for 1997, 1996 and 1995 were 34.8%, 32.5% and 38.4%, respectively. The relatively low 1996 effective tax rate was primarily attributable to a non-recurring $10.6 million reduction of income tax expense in the third quarter of 1996. This reduction of expense arose from the repeal of the tax law that previously required, under certain circumstances, thrift institutions to recapture into taxable income the pre-1988 loan loss allowance. Crestar had recorded the charge at the time of the merger with Loyola Capital Corporation on December 31, 1995, and later benefited when the law was repealed. The effective tax rates for 1996 and 1995, normalized to exclude the adjustment, were 35.7% and 35.4% respectively. Other fluctuations in Crestar's effective tax rates for 1997 compared to 1996 were primarily caused by lower state income tax expense and by the recognition of tax benefits, during 1997, relating to prior years.
   Deferred tax assets and liabilities are based on the differences between financial statement and tax bases of assets and liabilities. The tax effects of these differences are measured using enacted tax rates that will be effective for the period during which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets if, and to the extent, it is more likely than not that the

Management's Discussion
Crestar Financial Corporation And Subsidiaries

EARNING ASSET MIX
($ in millions)


[GRAPH]


                                   DECEMBER 31, 1997
                                   -----------------
Mortgage Loans Held For Sale       $   964.7    4%
Money Market Investments           $ 1,431.8    6%
Securities Held to Maturity &      $ 4,465.7   20%
 Securities Available For Sale
Loans                              $15,677.0   70%
                                   --------------
                   Total           $22,539.2

 FUNDING MIX
($ in millions)

[GRAPH]

                                   DECEMBER 31, 1997
                                   -----------------
Long-Term Debt                     $   831.4    4%
Other Sources-Net                  $ 4,089.8   18%
Purchased Funds                    $ 5,721.1   25%
Interest-Bearing Core Depostits    $11,896.9   53%
                                  ------------
                   Total           $22,539.2


deferred tax assets will not be fully realized. In management's judgment, no valuation allowance was necessary at December 31, 1997 and 1996. Deferred tax expense is measured by the change in the net deferred tax assets or liabilities for the period.

Liquidity, Market Risk And
Interest Sensitivity
Bank liquidity is a measure of the ability to generate and maintain sufficient cash flows to fund operations and to meet financial obligations to depositors and borrowers promptly and in a cost-effective manner. Liquidity is provided through securities available for sale, money market investments, maturing loans and investments, and the ability to generate new deposits or borrowings as needed. Crestar's liquidity position is actively managed on a daily basis, and monitored regularly by the Asset/Liability Management Committee (ALCO). ALCO's overall objective is to optimize net interest income after giving consideration to capital adequacy, liquidity needs, interest rate risk, the economic outlook, market opportunities, and customer needs. General strategies to accomplish this objective include maintaining a strong balance sheet, maintaining adequate core deposit levels, taking an acceptable level of interest rate risk, adhering to conservative financial management principles and practicing prudent dividend policies.
   Core deposits provide a typically stable source of liquidity. Crestar's interest-bearing core deposits represented 53% of total funding sources at December 31, 1997 compared with 59% at December 31, 1996. As an additional indication of adequate liquidity, securities available for sale represented 17%, and money market investments represented 6%, of Crestar's total earning assets at December 31, 1997.
   Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity prices. Like many financial institutions, Crestar's principal market risk is interest rate risk. Interest rate risk can be measured by looking at the volatility of projected net income as a result of possible changes in interest rates over a given period of time. Crestar's goal is to limit interest rate exposure to prudent levels as determined by the Corporation's ALCO committee. The committee establishes limits on the earnings at risk for a current planning period, usually defined as either the current calendar year or the remainder of the current year plus the next calendar year. Established limits are subject to change, but have typically been 10% or less of projected net income for the planning period. Actions that can be taken to manage interest rate risk include changing the mix of floating rate versus fixed rate earning assets and funding sources, changes in average maturities within the securities available for sale portfolio through sales and purchases, the use of derivative instruments for interest rate conversions or to hedge interest risk, and marketing and product development efforts to attract new loans and deposits. The level of interest rate risk taken is based on management's assessment of the market environment, and will vary from period to period.
   A significant tool used by Crestar in assessing interest rate exposure is net interest income simulations. A net income forecast is prepared regularly

Table 9    Off-Balance Sheet Derivatives Activity - Notional Balances(1)

In thousands

                           Interest Rate Conversions        Market Value Hedges
                           -------------------------      ---------------------    Hedges of
                                Interest    Interest     Interest      Interest      Lending
                                    Rate        Rate         Rate          Rate      Commit-
                                   Swaps        Caps         Caps        Floors      ments(2)         Total
Balance, January 1, 1996      $1,200,000    $ 40,000          $ -           $ -    $   547,790    $ 1,787,790
Additions                        300,000           -    1,750,000     1,000,000      3,535,603      6,585,603
Terminations                    (500,000)          -            -             -             -       (500,000)
Maturities                      (100,000)     (5,000)           -             -     (3,376,662)   $(3,481,662)
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996     $ 900,000    $ 35,000   $1,750,000    $1,000,000    $   706,731    $ 4,391,731
Additions                        775,000     450,000      400,000       250,000      5,300,010      7,175,010
Terminations                           -           -     (200,000)   (1,250,000)             -     (1,450,000)
Maturities                             -     (25,000)           -             -     (4,546,853)    (4,571,853)
------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997    $1,675,000    $460,000   $1,950,000           $ -     $1,459,888    $5,544,888
============================================================================================================

(1) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(2) Forward contracts hedging residential mortgage lending commitments; maturities represent contracts delivered.

   based on a current interest rate forecast, in addition to numerous high and low interest rate scenarios involving changes in interest rates of up to and including 300 basis points from current interest rates. The various interest rate scenarios represent a reasonable range of interest rates. By its nature, the simulation process includes numerous assumptions, including assumptions on changes in average balances and yields, changes in deposit and loan mix, and forecasts of interest rate movements and prepayments. Prepayment assumptions are based on the expertise of management along with input from external financial market sources. The expected dynamics of the balance sheet, including shifts in loans and deposits, are included in the simulations. Also taken into account are the assumed effects of interest rate caps and floors. While the simulation process is a powerful tool in analyzing interest sensitivity, many of the assumptions used in the simulation process are both highly qualitative and subjective, and subject to the risk that past historical activity may not generate accurate predictions of future results.
   The high interest rate and low interest rate estimates generated by this simulation process are compared to an estimate generated under a current interest rate scenario. Based on the most recent simulations at December 31, 1997, Crestar's projected 12-month after-tax net income under the current interest rate scenario at year-end 1997 would decrease by approximately $12.2 million in a high interest rate scenario, and would decrease by approximately $1.4 million in a low interest rate scenario, if nothing else changed and no management actions were taken. These projections were based on interest rate increases of 100 basis points under a 12-month high interest rate scenario, and interest rate decreases of 100 basis points under a low interest rate scenario, from market interest rates in effect at December 31, 1997. Changes in interest rates under these simulations were projected at 25 basis points per month. The results of these projections were within Crestar's tolerance for interest rate risk, and indicate a sufficient liquidity position and acceptable operating environment under the high, low and current interest rate scenarios.
   Another management tool for assessing interest rate risk is the quantification of the economic fair value of shareholders' equity. Economic value of equity consists of the present value of all future cash flows from assets, liabilities and off-balance sheet items. Potential changes in the economic value of equity are calculated by projecting cash flows and then computing present values under a series of different interest rate scenarios. The economic value calculations include the valuation of instruments with option characteristics, using numerous interest rate path valuations and mathematical rate simulation techniques. Crestar has incorporated this tool as a significant component of the Corporation's management of interest rate risk. Economic value measurement results at year-end 1997 were within Crestar's internal guidelines.
   Each of the tools used to assess interest rate risk have strengths and weaknesses. While Crestar believes that the above methodologies provide a meaningful representation of the Corporation's interest rate sensitivity, the methodologies do not necessarily take into account all business developments which can have an impact on net interest income, such as changes in credit quality or changes in the amount and composition of earning assets and sources of funds. Assumptions can be inherently uncertain;

Management's Discussion
Crestar Financial Corporation And Subsidiaries

Table 10    Off-Balance Sheet Derivative Financial Instruments(1)
December 31, 1997

                                                          Average
                                               Weighted     Fixed   Estimated
Dollars in thousands                Notional    Average   Receive        Fair
                                     Balance   Maturity      Rate       Value   Comments
Interest Rate Conversions
   Generic interest rate swaps    $1,675,000   3.0 yrs.     6.12%               Notional amounts of $1.43
    Carrying amount(2)                                                $   835   billion and $250 million
      Commercial loan program                                                   convert floating rate
          Unrealized gains                                             12,721   commercial and instalment
          Unrealized losses                                            (1,862)  loans, respectively, to fixed
      Instalme t loan program                                                   rate. Floating rates paid
          Unrealized gains                                                256   tied to LIBOR.
          Unrealized losses                                               (57)
                                                                      -------
    Estimated fair value                                               11,893
                                                                      -------

  Interest rate caps                 460,000   3.1 yrs.     6.93%(3)            Notional amount of $460
    Carrying amount(2)                                                  6,294   million hedges the interest
      Money market deposit                                                      rate risk associated with rising
        program                                                                 interest rates on floating rate
          Unrealized gains                                                  7   money market deposits
          Unrealized losses                                            (3,321)  (strike rate tied to LIBOR).
                                                                      -------
    Estimated fair value                                                2,980
                                                                      -------
Market Value Hedges
  Interest rate caps               1,950,000   2.2 yrs.     7.56%(3)            Notional amount of $1.75 billion
    Carrying amount(2)                                                 13,124   hedges the market value of fixed
      Securities available for                                                  rate securities available for sale
        sale program(4)                                                         in a rising rate environment
          Unrealized losses                                           (10,765)  (strike rate for $800 million
      Real estate income property                                               tied to 5 year CMT; strike rate
        loan program                                                            for $950 million tied to LIBOR).
          Unrealized losses                                              (748)  Notional amount of $200 million
                                                                                hedges the market value of fixed
                                                                                rate real estate income property
                                                                                property loans (strike rate tied
                                                                                to LIBOR).
                                                                      -------
    Estimated fair value                                                1,611
                                                                      -------

Hedges of Lending Commitments
  Forward contracts                1,459,888    .2 yrs.       n/a               Hedges of residential
          Unrealized gains                                                904   mortgage lending
          Unrealized losses                                            (5,588)  commitments.
                                                                      -------
    Estimated fair value                                               (4,684)
                                  ----------                          -------
      Total derivatives           $5,544,888                          $11,800
======================================================================================================================

(1) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(2) Includes any accrued interest receivable and or payable balances, and unamortized premiums paid for interest rate caps.

(3) Represents average strike rate. For interest rate caps purchased, Crestar will receive interest if a specified market index rate rises above a fixed strike rate during the term of the contract. Any interest received is based on the difference between a higher index interest rate and the contractual cap rate, applied to the underlying notional balance. No interest payments are received if the index rate remains below the cap rate.

(4) The fair value of derivative interest rate caps hedging securities classified as available for sale is included in the total fair value of the securities available for sale portfolio. The unamortized premiums paid for such interest rate caps are included in the amortized cost basis of securities available for sale, with any unrealized gain or loss (net of tax) pertaining to these interest rate caps included in shareholders' equity as "Net unrealized gain (loss) on securities available for sale."

n/a - Not applicable

LIBOR - London Interbank Offered Rates

5 year CMT - Yield on 5 year constant maturity U.S. Treasury securities

Table 11    Off-Balance Sheet Derivatives--Expected Maturities(1)

December 31, 1997

Dollars in thousands                     Within          One to      Three to       Over
                                       One Year     Three Years    Five Years    Five Years        Total
Interest Rate Conversions
  Generic interest rate swaps:
    Notional amount                  $  300,000      $  600,000      $625,000   $  150,000     $1,675,000
    Average fixed receive rate             5.72%           5.93%         6.26%        7.16%          6.12%
    Carrying amount                  $      (90)     $        5      $    590   $      330     $      835
    Net unrealized gain (loss)             (353)           (447)        3,868        7,990         11,058
  Interest rate caps
    Notional amount                  $    5,000      $  255,000      $200,000   $       -      $  460,000
    Average strike rate                    6.50%           7.47%         6.25%          -            6.93%
    Carrying amount                  $       -       $    1,221      $  5,073   $       -      $    6,294
    Net unrealized loss                      -           (1,035)       (2,279)          -          (3,314)
Market Value Hedges
  Interest rate caps
    Notional amount                  $       -       $1,950,000      $      -   $       -      $1,950,000
    Average strike rate                      -            7.56%             -           -            7.56%
    Carrying amount                  $       -       $   13,124      $      -   $       -      $   13,124
    Unrealized loss                          -          (11,513)            -           -         (11,513)
Hedges of Lending Commitments
  Forward contracts:(2)
    Notional amount                  $1,459,888      $        -      $      -   $       -      $1,459,888
    Net unrealized loss                  (4,684)              -             -           -          (4,684)
      Total derivatives:
        Notional amount              $1,764,888      $2,805,000      $825,000   $ 150,000      $5,544,888
        Carrying amount              $      (90)     $   14,350      $  5,663   $     330      $   20,253
        Net unrealized gain (loss)       (5,037)        (12,995)        1,589       7,990          (8,453)
                                     ----------      -----------    ---------    --------     ----------
          Estimated fair value       $   (5,127)     $    1,355      $  7,252   $   8,320      $   11,800
===========================================================================================================

(1) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

(2) Hedges  of  residential  mortgage lending commitments.

actual results will differ from projected results due to changes in market conditions, management strategies and the timing and magnitude of interest rate changes.
        As noted, one tool available to assist in the management of interest rate risk is the utilization of derivative interest rate contracts, such as interest rate swaps, caps and floors. Crestar's outstanding interest rate swap instruments at December 31, 1997 are utilized to convert certain variable rate assets to fixed rates as part of the Corporation's interest risk management strategy. Interest rate caps are utilized to minimize interest rate risk associated with rising rates on floating rate money market deposits, fixed rate securities and fixed rate real estate loans. Because financial derivatives typically do not have actual principal dollars transferred between parties, notional principal amounts are used to express the volume of such transactions. However, the notional amount of derivative contracts does not represent direct credit exposure, which the Corporation believes is a combination of current replacement cost of those instruments with a positive market value plus an amount for prospective market movement. Crestar has established policies governing derivative activities, and the counterparties used by Crestar are considered high quality credits. In addition, Crestar may demand collateral from a counterparty to further minimize credit risk. There were no past due amounts or reserves for possible derivative credit losses at December 31, 1997, nor has Crestar ever experienced any charge-offs related to the credit risk of derivative transactions. Interest rate simulation techniques are used by Crestar to assess and monitor market risk in the Corporation's derivative portfolio. Tables 9, 10 and 11 present information regarding the fair values, maturity, average rates, and activity for 1997 for these off-balance sheet derivative instruments.
        The notional amount of Crestar's interest rate swaps, caps and floors (excluding customer positions where Crestar simply acts as an intermediary) was $4.085 billion at December 31, 1997. Forward

Management's Discussion
Crestar Financial Corporation and Subsidiaries

contracts with a notional  balance  of $1.460  billion,  utilized  to hedge
lending commitments of  Crestar's  mortgage  banking  subsidiary,   were  also
outstanding at December 31, 1997, bringing the total notional value of derivative financial instruments related to interest rate risk management activities to $5.545 billion at year-end 1997. Maturities on such instruments ranged from less than one month to 6.3 years. The net unrealized losses on these instruments totaled $8.5 million as of December 31, 1997, which was composed of gross unrealized gains of $13.9 million and gross unrealized losses of approximately $22.4 million. At December 31, 1996, derivatives used as hedges of interest rate risk had gross unrealized gains of $2.6 million and gross unrealized losses of $14.0 million, and at December 31, 1995, such derivatives had gross unrealized gains of $13.6 million and gross unrealized losses of $6.1 million. Financial statement note 21 also contains additional information pertaining to these types of agreements.
        During the course of 1997 and 1996, Crestar terminated prior to maturity certain interest rate swaps, caps and floors being utilized as interest rate conversions or hedges against interest rate movements. At December 31, 1997 Crestar had a deferred gain of $4.2 million included in other assets, arising from the termination of interest rate floors during 1997. The deferred gain is being amortized over a weighted-average remaining maturity of
3.4 years. The Corporation had no unamortized deferred gain or loss balances from terminated instruments at December 31, 1996. Terminations of derivative instruments prior to maturity may occur in the future in response to modifications of interest rate risk management strategies.
        Estimated fair values of financial instruments held at December 31, 1997 and 1996 are presented in financial statement note 21. Management is concerned about the comparability of fair value estimates between financial institutions due to the wide range of valuation techniques utilized and the numerous estimates and assumptions that must be made, given the absence of active secondary markets for many financial instruments. This is particularly true for estimated fair values computed for loan portfolios and deposit liabilities. Lack of uniform valuation methodologies introduces a great degree of subjectivity to such fair value estimates.
        A brief description of the methodologies used in computing fair value estimates, and the resulting estimated fair values, are provided in financial statement note 21. Crestar's loan portfolio, which constitutes the Corporation's largest financial instrument asset category, had an estimated fair value of approximately 2% in excess of recorded book value at December 31, 1997. Credit quality trends and the year-end interest rate environment were major factors in the determination of the estimated fair value for net loans. Deposit liabilities payable on short notice or demand, which constituted 69% of Crestar's total deposits at December 31, 1997, were assigned an estimated fair value equal to the balance payable on demand, in accordance with
mandatory   accounting standards.  However,  purchase  transactions  of such deposits usually reflect premiums to recorded book value, due to the relationship value of such deposits over their projected life and their value as a low cost source of funds.
        Securities   held  to  maturity  are  carried  at   amortized   cost  on
the Corporation's Consolidated Balance Sheets, as Crestar has the ability and positive intent to hold these securities to maturity. Trading account securities (classified as money market investments) are carried at fair value as they are intended to be sold in the near term. Securities available for sale are carried at fair value and represent securities not classified as held to maturity or trading account securities. Unrealized holding gains or losses on securities available for sale are excluded from the Consolidated Statement of Income and reported, net of tax, as a separate component of shareholder's equity. At December 31, 1997, the fair market value of securities classified as available for sale was $3.839 billion. The amortized cost of these securities was $3.841 billion. The net unrealized loss on securities available for sale, net of tax, at December 31, 1997 was approximately $0.7 million. At December 31, 1996 the net unrealized gain on securities available for sale, net of tax, was $21.3 million. The net unrealized gain or loss on securities available for sale, recorded as a component of shareholders' equity, will continue to be subject to change in future periods due to fluctuations in market values, acquisition activities, and sales, purchases, maturities and calls of securities classified as available for sale.




Table 12    Debt And Other Security
Ratings (as of January 30, 1998)

                              Standard      Thomson
Security             Moody's   & Poor's   BankWatch
83/4% Subordinated
  Notes due 2004        Baa1       BBB+          A-
81/4% Subordinated
  Notes due 2002        Baa1       BBB+          A-
85/8% Subordinated
  Notes due 1998        Baa1       BBB+          A-
Commercial Paper         P-2  Not rated       TBW-1
Crestar Bank
  Deposits:
    Long-Term             A2          A   Not rated
    Short-Term           P-1        A-1       TBW-1
Crestar Capital Trust I
  Preferred Stock       Baa1        BBB   Not rated
=====================================================

                                    [GRAPH]

        Sources of Funds-
            Averages
        ($ in millions)
                                        1993    1994    1995     1996    1997
                                       -----   ------  ------  ------- -------
[S] [C]
Long-Term Debt                       $   464  $  588  $   696  $  689   $   826
Other Sources-Net                      2,610   2,853    3,004   3,234     3,448
Purchased Liabilities                  1,717   1,901    2,400   3,296     3,909
Interest-Bearing Core Deposits        11,362  12,333   12,503  12,500   $11,680


         Average Core
         Deposit Mix
          (percent)


                                    [GRAPH]


                                        1993    1994    1995     1996    1997
                                       -----   ------  ------  ------- -------

Demand Deposits                          18       18     19      20       21
Interest-Bearing Demand Deposits         38       38     37      37       40
Regular Savings Deposits                 13       14     12      11       10
Domestic Time Deposits                   31       30     32      32       29
                                       ------ ------- ------- -------- --------
                                        100      100    100     100      100

        USES OF FUNDS
           Averages
        ($ in millions)


                                    [GRAPH]


                                        1993    1994    1995     1996    1997
                                       -----   ------  ------  ------- -------

Mortgage Loans Held For Sale          $   430  $  408  $ 374   $  836     684
Money Market Investments                  878     650    337      332     389
Securities Held To Maturity &
  Securities Available For Sale         4,895   4,805  4,216    4,922   4,399
Loans                                   9,950  11,812 13,676   13,629  14,391




   Securities held to maturity at December 31, 1997 had an amortized cost of $627 million and a market value of $631 million. Unrealized pre-tax gains on such securities at year-end 1997 were $6.8 million, with unrealized pre-tax losses of $2.0 million. No sales of investments classified as securities held to maturity occurred during 1997, 1996 or 1995.
   All mortgage-backed securities in the securities available for sale and the securities held to maturity portfolios are subject to prepayment risk, since the mortgage loans underlying these securities can prepay at any time without penalty. This risk becomes apparent during periods of declining interest rates, when refinancing of existing mortgage loans usually accelerates. During such periods, the expected maturity of mortgage-backed securities shortens due to prepayments, reducing the expected stream of future interest payments to be received. The interest rate and prepayment risk associated with mortgage-backed securities is considered by management in assessing the overall asset/liability structure of the Corporation. The Corporation had no security holdings at December 31, 1997 that met the definition of a high-risk mortgage derivative product, as defined by the Federal Financial Institutions Examination Council (FFIEC) regulations.
   All investment securities, including mortgage backed pass-through securities, CMO securities and other collateralized receivables, are also managed with respect to their credit risk. Credit risk arises because payments of interest and principal can be dependent on the payment of the underlying security, in addition to the contractual obligation of the issuer to collect and remit such payments to individual security owners. In some respects, such credit risk is similar to the risks incurred by purchasers of corporate bond securities. The Corporation monitors credit risk by assessing, and monitoring on an ongoing basis, the financial strength and performance of the issuers of such securities. See "Uses of Funds" for a further description of the Corporation's security holdings.
   The Corporation's debt ratings are presented in Table 12. During January 1998, $150 million in subordinated debt securities were issued by Crestar. The subordinated note issuance received a rating of Baa1, and a rating of BBB+, from the Moody's and Standard & Poor's rating agencies, respectively.

Sources Of Funds
Crestar's largest and most important funding source is core deposits, which Crestar defines as total deposits less certificates of deposit of $100,000 and over. Core deposits totaled $15.4 billion at December 31, 1997, representing 68% of total funding sources at year-end 1997. Core deposits totaled $15.5 billion at December 31, 1996, or 75% of total funding sources at year-end 1996. Reflecting a competitive environment for consumer deposits, average core deposits decreased 5% from 1996 to 1997, totaling $14.8 billion for 1997 versus $15.5 billion for the previous year. Demand deposits increased $187 million, or 6%, from year-end 1996 to year-end 1997. Interest bearing demand deposits, which encompass interest checking and money market deposit accounts, increased $344 million or 6% during this period. Declines were noted in regular savings accounts and, to a greater degree,

Management's Discussion
Crestar Financial Corporation And Subsidiaries

domestic time deposits. Competitive pricing for deposits among financial institutions, in addition to the consolidation or sale of selected branch locations during 1996 and 1997, contributed to the decline in consumer certificates of deposit accounts. Growth in sales of mutual fund and insurance annuity products within Crestar's branch system was also a factor in declines in year-end balances of domestic time deposits, from year-end 1996 levels.
   Purchased liabilities are composed of certificates of deposit of $100,000 and over (large CDs) and short-term borrowings. Total purchased liabilities increased $1.5 billion from December 31, 1996, reflecting their desirability as a cost-effective alternative funding source during periods of slow deposit growth. Purchased liabilities represented 25% of Crestar's total funding sources at December 31, 1997. At that date, approximately 32% of Crestar's purchased funds consisted of funds invested by local customers and, as such, are less volatile than other categories of purchased funds.
   Long-term debt decreased $28 million during 1997, or 3%, primarily reflecting scheduled reductions of collateralized mortgage obligation bonds, mortgage indebtedness and capital lease obligations.

Uses Of Funds
Total earning assets at December 31, 1997 were $22.5 billion, an increase of $1.8 billion or 9% from year-end 1996, compared with a 3% increase in the prior year. Period-end balances for 1997 reflect the impact of Crestar's November 1997 purchase of American National, with approximately $500 million of total assets. Average earning assets for 1997 were more stable, with average balances totaling $19.9 billion for 1997, an increase of $144 million or 1% over the average earning asset balances of 1996. Crestar's earning assets are comprised of loans, securities, money market investments and mortgage loans held for sale.
   Average balances of loans for 1997 increased $761 million, or 6%, in comparison to 1996 levels, and comprised 72% of average earning assets for 1997. Loans represented 69% of Crestar's average earning assets in 1996. At December 31, 1997, loans net of unearned income were $15.7 billion, representing an increase of $1.6 billion or 12% over the balance at December 31, 1996. During 1997, the composition of the loan portfolio changed as strong growth was experienced in commercial, instalment and real estate mortgage loans. Declining balances were experienced in Crestar's bank card portfolio for the second year. At December 31, 1997, consumer loans represented 60%, and business loans represented 40%, of Crestar's total loan portfolio.
   Crestar's business loan portfolio consists of commercial, real estate - income property and real estate - construction loans. Commercial loan volume experienced significant growth in the latter part of 1997. Coupled with Crestar's acquisition of American National, the new loan volume contributed to an increase of $664 million or 17% in commercial loan balances as of December 31, 1997, versus year-end 1996. Business related real estate loans exhibited total growth of $79 million during the same time period, with real estate - construction loans increasing 21%, to $381 million.
   Consumer instalment loans exhibited the strongest growth of all loan categories during 1997, increasing by $787 million or 19% over year-end 1996 levels. During the third quarter of 1997, Crestar completed the purchase of approximately $600 million of home equity loans and outstanding balances under home equity lines of credit. In December 1997, Crestar securitized $212 million in student loans. Excluding the impact of these two transactions, instalment loan balances exhibited an increase of approximately 10% over year-end 1996 levels.
   Bank card loans decreased $269 million or 19% in 1997, following a reduction of $276 million or 16% from 1995 to 1996. Marketing efforts directed to new accounts have been curtailed from prior levels. Account balances have also declined as a result of the expiration of introductory low interest rates on some bank card products. Bank card balances represented 7% of the total loan portfolio at December 31, 1997, versus 10% at year-end 1996.
   Real estate - mortgage loans increased $366 million or 12% during 1997, and totaled $3.4 billion at December 31, 1997. Approximately $220 of real estate - mortgage loans were acquired in the November 1997 acquisition of American National. Consumer real estate-mortgage loans represented 22% of the Corporation's total loan portfolio at December 31, 1997, compared to 21% at year-end 1996.
   Total  securities  (classified  as either held to maturity or  available  for sale) as of December 31, 1997 decreased $820 million or 16% from December 31, 1996. Average balances for 1997 also decreased, as proceeds from the sales and maturities of securities were used to fund higher loan balances. The composition of Crestar's securities portfolio along with related yield and maturity information as of December 31, 1997 are presented in Table 13 (Analysis of Securities Held to Maturity) and Table 14 (Analysis of Securities Available For
Sale). Both average expected maturity and actual stated maturity are shown in these tables. The average expected maturity considers prepayments and amortization, resulting in a more realistic measure of maturities than actual stated maturity.
   The Corporation's securities portfolio includes investments in both mortgage-backed pass-through securities and collateralized mortgage obligations
(CMO). A mortgage-backed pass-through obligation depends on the underlying pool of mortgage loans to

Table 13    Analysis Of Securities Held To Maturity(1)


December 31, 1997

                                                                                        Average      Average
                                                                                        Expected      Stated
                                       Par        Amortized      Market    Average     Maturity    Maturity
                                       Value         Cost         Value     Yield(2)    (Yrs/Mos)   (Yrs/Mos)
                                                     Dollars in thousands
U.S. Treasury and Federal agencies:
  Within one year                      $ 98,500     $ 99,327    $ 98,962      4.9%
  One to five years                      97,000       97,679      98,362      5.9
----------------------------------------------------------------------------------------------------------------
  Total U.S. Treasury and
    Federal agencies                    195,500      197,006     197,324      5.4          01/05       01/05
----------------------------------------------------------------------------------------------------------------
Mortgage-backed obligations
  of Federal agencies:
  Within one year                         1,102        1,104       1,106      4.3
  One to five years                       8,822        8,848       8,999      7.5
  Five to ten years                     147,500      146,196     148,130      6.6
  After ten years                       227,782      224,059     225,254      6.3
----------------------------------------------------------------------------------------------------------------
  Total mortgage-backed
    obligations of Federal agencies     385,206      380,207     383,489      6.4          14/07       14/09
-
----------------------------------------------------------------------------------------------------------------
States and political subdivisions:
  Within one year                         2,348        2,339       2,410      8.5
  One to five years                      15,755       15,879      16,279      7.7
  Five to ten years                       9,345        9,302       9,532      8.0
  After ten years                        19,170       19,045      19,522      8.2
----------------------------------------------------------------------------------------------------------------
  Total states and political
    subdivisions                         46,618       46,565      47,743      8.0          07/10       07/10
-
----------------------------------------------------------------------------------------------------------------
Other taxable securities:
  Within one year                         2,300        2,300       2,301     11.5
  One to five years                         100          100          93      4.3
  After ten years                           530          538         541      7.7
----------------------------------------------------------------------------------------------------------------
  Total other taxable securities          2,930        2,938       2,935     10.5          02/05       02/10
-
----------------------------------------------------------------------------------------------------------------
  Total securities held to maturity    $630,254     $626,716    $631,491      6.2%         09/11       10/00
================================================================================================================

(1) Maturity  line  classifications  are based on stated  maturity
(2) Tax-equivalent basis, based on amortized cost

   provide a stream of cash flows to the investor consisting of both principal and interest payments from the underlying mortgages. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from underlying mortgage pools in order to meet different objectives of investors. Approximately 67% (market value) of Crestar's securities available for sale portfolio, and approximately 61% (amortized cost) of Crestar's securities held to maturity portfolio, was composed of mortgage-backed obligations of Federal agencies as of December 31, 1997. This category includes mortgage-backed securities of Federal agencies, as well as CMO securities guaranteed by Federal agencies such as the Federal Home Loan Mortgage Corporation. Securities classified as "Other taxable securities" can include non-government CMO securities, corporate debt obligations, and corporate obligations securitized by credit card and instalment loan balances. Other taxable securities classified as available for sale at December 31, 1997 included approximately $782 million (market value) of non-government CMO obligations.
   None of Crestar's securities holdings as classified by individual issuer (excluding U.S. Treasury and Federal agencies) exceeded 10% of total shareholders' equity at December 31, 1997.
   Money market investments increased by $686 million or 92% from December 31, 1996 to $1.4 billion at December 31, 1997, in part reflecting the investment of funds from increased short-term borrowings at year-end. Average balances of money market investments in 1997 were $389 million, versus $332 million in 1996, and reflect an appropriate level of investment given liquidity needs and balance sheet management strategies. Average mortgage loans held for sale totaled $684 million for 1997, representing 3% of average earning assets. While mortgage loan origination activity for 1997 exceeded prior year levels, shorter average holding periods for loans held

Management's Discussion
Crestar Financial Corporation And Subsidiaries

Table 14    Analysis Of Securities Available For Sale(1)

December 31, 1997

                                                                                           Average      Average
                                                                                           Expected      Stated
                                             Par        Amortized    Market    Average     Maturity    Maturity
                                            Value         Cost       Value     Yield(2)    (Yrs/Mos)   (Yrs/Mos)
                                                         Dollars in thousands

U.S. Treasury and Federal agencies:
  Within one year                      $    25,240   $   25,237  $   25,236      6.3%
  One to five years                        175,485      175,324     174,582      5.6
  Five to ten years                          9,500        9,408       9,649      6.3
  After ten years                            7,300        7,272       7,649      6.9
------------------------------------------------------------------------------------------------------------------
  Total U.S. Treasury and
    Federal agencies                       217,525      217,241     217,116      5.7        02/11       03/02
-----------------------------------------------------------------------------------------------------------------
Mortgage-backed obligations
  of Federal agencies:
  Within one year                          103,081      101,989     102,930      6.4
  One to five years                        224,538      224,156     223,596      6.4
  Five to ten years                      1,000,736      995,082     999,434      7.6
  After ten years                        1,265,538    1,273,684   1,263,230      6.5
------------------------------------------------------------------------------------------------------------------
  Total mortgage-backed
    obligations of Federal agencies      2,593,893    2,594,911   2,589,190      6.5        09/00       10/10
------------------------------------------------------------------------------------------------------------------
Other taxable securities:
  Within one year                          158,555      158,337     158,313      9.8
  One to five years                         73,714       73,677      73,102      5.8
  Five to ten years                         47,967       47,953      47,990      6.3
  After ten years                          506,687      505,905     509,429      6.7
------------------------------------------------------------------------------------------------------------------
  Total other taxable
    securities:                            786,923      785,872     788,834      7.2        14/08       14/10
------------------------------------------------------------------------------------------------------------------
  Total interest-earning investments     3,598,341    3,598,024   3,595,140      6.6        09/10       11/03
Common and preferred stocks                242,566      242,566     243,866      6.4
------------------------------------------------------------------------------------------------------------------
  Total securities available for sale   $3,840,907   $3,840,590  $3,839,006      6.6%
==================================================================================================================

(1) Maturity  line  classifications  are based on stated  maturity
(2) Tax-equivalent basis, based on amortized cost

for sale resulted in lower average levels of mortgage loans held for sale during 1997, in comparison to 1996. The significant refinancing activity experienced in December 1997 by Crestar's mortgage banking subsidiary resulted in much higher balances of mortgage loans held for sale at December 31, 1997 when compared to the prior year-end level, and in comparison to average balances during the year.

Types Of Lending
Crestar's  loan  portfolio is broadly  segmented  into  commercial  and consumer loans.
   The commercial loans are more specifically segmented into loans to corporations, partnerships and sole proprietorships. These loans can have various purposes to include financing working capital, equipment, real estate and, to a lesser degree, acquisitions and recapitalizations. Loan types can be either short-term lines of credit, term loans or mortgage financing. Loan maturities are managed such that they are compatible with the maturity structure of the Corporation's sources of funding.
   Commercial real estate loans are further segmented into owner-occupied property, income property and construction loans. Owner-occupied property is considered to be similar to traditional commercial loans since repayment is primarily from the cash flow of the owner, with the real estate serving as collateral being a secondary repayment source. Income property loans are made to entities or individuals engaged in real estate investment; the primary source of repayment arises from the rental or sale of the property. Construction loan funds are used by the borrower to build or develop real estate properties. Construction loans are expected to either be refinanced at completion, convert to income property or to be owner-occupied. Table 15 shows the various loan categories and balances outstanding for a five year period.
   Consumer loans are comprised of residential real estate mortgage, bank card and instalment loans. Instalment loans represent a broad loan category where loan receipts may be for several different purposes, including car or boat purchases, home im-

Table 15    Loan Portfolio Analysis
December 31,


Dollars in millions                1997            1996                1995              1994            1993
                             -------------    ---------------     -------------    --------------  ---------------
Business Loans:
  Commercial                 $ 4,667   30%    $ 4,003     29%    $ 3,773     27%    $ 3,868    30%   $ 3,520     33%
  Real estate - income
    property                   1,254    8       1,242      9       1,225      9       1,098     8      1,029     10
  Real estate - construction     381    2         314      2         407      3         391     3        437      4
Consumer Loans:
  Instalment                   4,847   31       4,060     29       3,653     26       2,942    22      2,501     23
  Bank card                    1,154    7       1,423     10       1,699     12       1,488    11        988      9
  Real estate - mortgage       3,374   22       3,008     21       3,276     23       3,408    26      2,191     21
------------------------------------------------------------------------------------------------------------------------
Total loans - net of
  unearned income             15,677  100      14,050    100      14,033    100      13,195   100     10,666    100
========================================================================================================================

provement and college tuition. Bank card loans are unsecured lines of credit, while most other consumer loans are secured. Instalment loans have various maturity structures, with most maturing within five years. Real estate-mortgage loan maturities may extend to 30 years. Most residential real estate loans are underwritten to national market standards and therefore can be securitized and sold into the secondary market.

Credit Underwriting
And Risk Management
Crestar has comprehensive policies and procedures which c over both com mercial and consumer loan origination and management of risk. All lo ans are under written in a manner that emphasizes the borrower's capacity to pay. The measurement of a borrower's capacity to pay serves to define the potential risk of nonpayment or default. A higher potential for default is a factor in determining the need for and amount of collateral required. Crestar makes unsecured loans when the capacity to pay is considered substantial. Generally, as capacity lessens, collateral is required to provide a secondary source of repayment and to reduce the risk of loss. Various policies and procedures provide guidance on such factors as amount, terms, price, maturity and appropriate collateral levels. Each risk factor is considered critical to assuring that Crestar receives an adequate return for the risk undertaken, and that the risk of loss is minimized.
   Crestar effectively manages the risk associated with commercial loans, which generally have balances larger than individual consumer loans, by having lending professionals work in tandem with credit underwriting personnel to determine a loan's risk. To further assess loan portfolio quality, there is a Credit Review team that independently reviews various individual loans and loan segments, and supports the credit management process of the Corporation.
   Crestar's commercial loans are not considered to be concentrated, except those loans to real estate developers and investors (REDI). Diversification is achieved through lending to various industries located within Crestar's market area. This diversification is believed to reduce investment risk associated with changes in economic conditions.
   Due to its concentration and specialized nature, real estate investment lending is governed by its own distinct policies and procedures. This loan class is also primarily underwritten and managed by a specialized division of lending professionals. Underwriting policies delineate such factors as concentrations by property type, amount, terms, price and collateral. Real estate investment lending is generally collateralized and, as such, market conditions are monitored closely. Key market measurements include vacancy rates, rental rates, absorption rates for new properties and loan-to-value ratios. The Federal Deposit Insurance Corporation Improvement Act (FDICIA) establishes guidelines, by loan type, for real estate lending. Maximum real estate loan-to-value ratios under these guidelines include 65% for undeveloped land, 75% for land development loans, 80% for commercial, multi-family and other nonresidential construction loans, and 85% for residential (1 to 4 family) construction loans. Crestar's policies for loan-to-value are within the parameters established by the FDICIA.
   Based upon Standard Industrial Classification codes used for bank regulatory reporting purposes, the Corporation had no aggregate loan classifications of 10% or more of total loans in any particular industry at year-end 1997. Under a broader view of the portfolio, Crestar had $1.79 billion in loans outstanding at December 31, 1997 to real estate developers and investors (REDI), comprising 11% of the loan portfolio at year-end 1997. The REDI designation is based on borrower type and encom-

Management's Discussion
Crestar Financial Corporation And Subsidiaries

   passes non-owner occupied real estate and construction loans as well as other forms of credit extended to real estate developers or investors. Crestar monitors the REDI portfolio with respect to diversification on a basis of both geographic location and loan type. REDI loans as of December 31, 1997 are classified on the consolidated balance sheet as real estate-income property ($1.254 billion), and within the real estate-construction ($279 million) and commercial loan ($256 million) categories.
   Consumer loans, by their nature and size, are generally not subject to risks associated with concentration. However, a portfolio of a specific consumer loan type may create concentration risk, and therefore consumer loan portfolios are monitored closely. The underwriting of consumer loans at Crestar is done primarily by two lending groups. The Consumer Finance Group concentrates on instalment and bank card lending, with Crestar's mortgage banking subsidiary, Crestar Mortgage Corporation, handling real estate-mortgage loans. This structure is considered to be an effective approach to cost management and reduction of credit risk. Consumer loan underwriting across product types utilizes both the skills of lending professionals as well as the use of statistically-based credit-scoring models. This underwriting process considers both economic factors, such as interest rates, employment, consumer income, consumer debt and delinquency levels, in addition to individual loan factors, such as an individual's employment history, payment history, current debt levels and, if applicable, collateral values. Underwriting guidelines are continually evaluated and subject to modification based upon these factors. Future loss expectations consider prevailing economic and consumer trends in conjunction with current loan underwriting guidelines.

Provision And
Allowance For Loan Losses
Both the amount of the provision and the level of the allowance for loan losses are impacted by many factors, including general economic conditions, actual and expected credit losses, loan performance measures, historical trends and other circumstances, both internal and external. The amount of the provision for loan losses is established based on evaluation of the current level of the allowance. Individual loan-by-loan reviews are performed quarterly on large commercial and real estate exposures in the lower quality risk ratings categories. For the remainder of the portfolio, a formula-based approach is utilized. The formula is designed to cover inherent loss in that portion of the portfolio not subject to specific review. The formula may be adjusted for changes in the factors listed above. Loan loss allowances for the consumer loan portfolio are also based on historical and anticipated losses and the current and projected characteristics of the different types of consumer loans. Management's evaluation and resulting provision and allowance decisions are reviewed by the Board of Directors on a quarterly basis.
   Total credit costs, which equals the sum of the provision for loan losses and foreclosed properties expense, were $111.2 million in 1997, an increase of $8.4 million or 8% from the $102.8 million in credit costs recorded 1996. Crestar made provisions for loan losses of $108.1 million in 1997, an increase of 13% compared to provision expense of $95.9 million in 1996. The increase in provision expense primarily reflects the performance of Crestar's bank card loan portfolio during the year, which like 1996 was evidenced by historically high levels of loan charge-offs compared to years prior to 1996. The increase also reflects the growth in Crestar's loan portfolio during 1997. Mitigating the increase in total credit costs was a decrease in foreclosed properties expense, which totaled $3.1 million for 1997, compared to $6.9 million in 1996. A provision expense for foreclosed properties of $4.0 million was recorded in 1996 as part of the Citizens merger costs, to recognize Crestar's accelerated disposition strategy with respect to specific foreclosed properties held by Citizens.
   Net loan charge-offs in 1997 totaled $99.7 million, down slightly from a total of $100.6 million in net loan charge-offs in 1996. Net charge-offs as a percentage of average loans were 0.69% in 1997, compared to 0.74% in 1996 and 0.48% in 1995. The largest proportion of net loan charge-offs during 1997 and 1996 occurred in the bank card loan portfolio. Net charge-offs for bank card loans were $82.7 million for 1997, compared to $82.2 million in 1996. Net bank card loan charge-offs as a percentage of bank card loans for 1997 was 6.79%, compared to 5.37% in 1996 and 3.33% in 1995. Bank card charge-off results for 1997 were favorably impacted by two non-recurring items. During 1997, Crestar sold a portfolio of fully charged-off loans to another corporation, and recorded the proceeds of $1.5 million as a recovery.
   The growth of bank card net charge-offs is a result of the significant growth in Crestar's bank card loan portfolio during 1993 through 1995. Crestar's experience has shown that the delinquency and loss performance of newly underwritten bank card loans typically do not reach their highest levels until after 24 months from origination. Crestar's bank card loss rates have been higher than originally expected due to an unanticipated decline in consumer payment performance, influenced by a substantive increase in consumer bankruptcy filings. Crestar's experience is similar to many others in the credit card business. The increase in the net charge-off ratio is a result of a more

Table 16    Allowance For Loan Losses

Dollars in thousands                          1997         1996           1995        1994          1993
Beginning balance                      $   268,868  $   274,430    $   265,171   $   254,682   $   244,226
------------------------------------------------------------------------------------------------------------
Allowance from acquisitions
  and other activity - net                   4,108         (888)         8,353        15,687        22,000
-
------------------------------------------------------------------------------------------------------------
Provision for loan losses                  108,097       95,890         66,265        36,509        63,325
------------------------------------------------------------------------------------------------------------
Loans charged off:
  Commercial                                 4,726        7,696         11,295        16,662        33,075
  Real estate - income property                218        2,250          3,819        13,036        26,473
  Real estate - construction                 1,756        2,668          1,043           817         5,307
  Instalment                                27,862       28,757         21,746        14,571        16,848
  Bank card                                 92,576       88,811         57,595        28,573        21,064
  Real estate - mortgage                     2,635        1,903          1,303         1,815         2,807
------------------------------------------------------------------------------------------------------------
    Total loans charged off                129,773      132,085         96,801        75,474       105,574
------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                 6,220        8,646          8,747         9,480        11,630
  Real estate - income property              2,382        4,662          5,211         6,513           920
  Real estate - construction                   767        1,920          3,461         4,389         5,077
  Instalment                                10,676        9,641          8,718         8,352         8,017
  Bank card                                  9,924        6,617          4,924         4,676         4,882
  Real estate - mortgage                       125           35            381           357           179
------------------------------------------------------------------------------------------------------------
    Total recoveries                        30,094       31,521         31,442        33,767        30,705
------------------------------------------------------------------------------------------------------------
Net charge-offs                             99,679      100,564         65,359        41,707        74,869
------------------------------------------------------------------------------------------------------------
Allowance, December 31:
  Commercial                                62,063       53,321         64,836        78,028        78,708
  Real estate - income property             25,014       27,211         41,003        39,810        50,731
  Real estate - construction                10,160       10,622         18,771        17,475        18,015
  Instalment                                28,708       27,914         24,337        23,251        24,546
  Bank card                                 59,813       67,303         56,898        27,442        20,399
  Real estate - mortgage                    11,510       13,333         13,482        12,266         8,726
  Unallocated                               84,126       69,164         55,103        66,899        53,557
------------------------------------------------------------------------------------------------------------
Balance, December 31                   $   281,394  $   268,868    $   274,430   $   265,171   $   254,682
============================================================================================================
Loans:
  Total at year end                    $15,676,990  $14,049,705    $14,032,820   $13,194,738   $10,666,472
  Average during year                   14,390,637   13,629,552     13,675,135    11,811,269     9,950,341
Net charge-offs to:
  Average total loans                         .69%          .74%           .48%          .35%          .75%
  Provision for loan losses                 92.21        104.87          98.63        114.24        118.23
Allowance for loan losses to:
  Year-end loans                             1.79          1.91           1.96          2.01          2.39
  Net charge-offs                            2.82x         2.67x          4.20x         6.36x         3.40x
Net charge-offs earnings coverage            5.85          4.17           6.38          8.77          4.38
============================================================================================================

seasoned portfolio, higher than expected bankruptcies and the moderation of new bank card marketing programs. Moderating new marketing programs has contributed to a decline in outstanding loan balances during 1996 and 1997. Average outstanding balances of bank card loans have declined from $1.58 billion in 1995 and $1.53 billion in 1996 to $1.22 billion in 1997. At December 31, 1997, bank card loans totaled $1.15 billion and represented 7% of Crestar's total loan portfolio.
   Excluding the impact of bank card loans, net loan charge-offs were $17.0 million in 1997, versus $18.4 million in 1996. Net recoveries were recorded in 1997 and 1996 in the commercial and real estate-income property loan categories. Instalment loan net charge-offs totaled $17.2 million for 1997, down from $19.1 million in 1996. Net charge-offs in Crestar's real estate-mortgage portfolio were $2.5 million in 1997, compared to $1.9 million in 1996. For the year ended December 31, 1997, instalment loan charge-offs as a percentage of instalment loans outstanding were 0.39%. Real estate - mortgage loan charge-offs as a percentage of such loans outstanding during 1997 were 0.08%.

  Management's Discussion
Crestar Financial Corporation And Subsidiaries
   Total credit costs in 1996 of $102.8 represented an increase of $40.1 million from total credit costs recorded in 1995. Crestar experienced an increase in provision for loan losses of $29.6 million from 1995 to 1996. The increase reflected the performance of Crestar's bank card loan portfolio during the year, which was evidenced by high levels of loan charge-offs compared to prior years. Net loan charge-offs of $100.6 million in 1996 represented an increase of $35.2 million or 54% from 1995 levels. A sizable percentage of Crestar's bank card loan accounts began to reach a maturity level during 1995 and 1996, with net charge-off levels climbing from the levels experienced when the accounts were less than two years old from time of underwriting. Net charge-offs for bank card loans were $82.2 million for 1996, compared to $52.7 million in 1995.
   The allowance for loan losses at December 31, 1997 was $281 million, representing 1.79% of year-end loans, 326% of total nonperforming assets and 465% of total nonperforming loans. At December 31, 1996, the allowance for loan losses was $269 million, representing 1.91% of loans, 247% coverage of total nonperforming assets and 330% coverage of total nonperforming loans at that date. Improvement in the two coverage ratios was due to reductions in both nonperforming loans and nonperforming assets from 1996 levels, accompaned by an increased allowance for loan losses. Details of the activity in the allowance for loan losses for the past five years is shown in Table 16. Based on current expectations relative to portfolio characteristics and performance measures including loss projections, management considers the level of the allowance adequate.
   Although the allowance for loan losses is a general allowance applicable to all loan categories, the allocation provided in Table 16 is made to provide a general indication of the relative risk assessment of the components of the loan portfolio.

Nonperforming Assets
And Other Risk Elements
Nonperforming assets consist of nonaccrual loans, formally restructured loans and foreclosed properties. Generally, commercial and consumer real estate-mortgage loans are placed in nonaccrual status when principal or interest is 90 days or more past due, or earlier if it is known or expected that interest will not be paid or full collection of all principal and interest is unlikely. Bank card loans are not placed in nonaccrual status, but are generally charged off when past due 180 days. If notification of bankruptcy has been received during the 180 day period, Crestar will seek repayment (reaffirmation) of the bank card loan through applicable bankruptcy laws. Any loan balance not specifically reaffirmed within 60 days of notification of bankruptcy is charged off. Instalment loans are generally placed in nonaccrual status when past due 120 days, with balances not supported by an assessment of collateral charged-off at that time. If well-secured, loans may be restructured as to rate, maturity or other terms as determined on an individual credit basis.
   Using the Corporation's criteria for classification of nonperforming loans, loans that are both past due 90 days or more, but are deemed to be adequately secured and are in the near-term process of collection are not usually placed in nonaccrual status and, if not, are therefore excluded from the definition of nonperforming assets. As noted, the consumer loan charge-off policy does not require certain loans to be placed in nonaccrual status since active collection efforts are underway. Accruing loans past due 90 days or more, excluded from classification as nonperforming assets, totaled $68 million at December 31, 1997, with consumer loan balances representing over 90% of this balance (see Table 17). These loans are in the process of collection, with the intention of collecting all principal and interest due. Foreclosed properties represent properties acquired through legal foreclosure or similar proceedings.
   At December 31, 1997, nonperforming assets of $86.2 million were down $22.7 million or 21% from December 31, 1996. REDI nonperforming assets totaled $40.3 million and comprised 47% of total nonperforming assets at December 31, 1997. The REDI nonperforming asset balance reflects a decrease of $21.5 million, or 35%, from December 31, 1996. In addition, commercial loan nonperforming balances declined during the year, in part reflecting a strong economic environment in Crestar's market area during 1997. Instalment and real estate - mortgage loan categories of nonperforming assets were up slightly in comparison to balances at December 31, 1996, but as a percentage of outstanding loans show improvement over year-end 1996 levels. Foreclosed properties decreased $1.8 million or 6% from December 31, 1996 to December 31, 1997. The December 31, 1997 foreclosed properties balance of $25.7 million is net of a $13.2 million valuation allowance to address exposure to prevailing market and economic conditions on the marketability of the portfolio. The ratio of nonperforming assets to loans and foreclosed properties at December 31, 1997 was 0.55%, compared to 0.77% at December 31, 1996 and 0.92% at December 31, 1995.

Table 17    Nonperforming Assets(1) And Past Due Loans


December 31,
Dollars in thousands
Nonaccrual loans:                            1997           1996          1995         1994          1993
                                          -------       --------      --------       ------      --------
  Commercial                              $11,247       $ 20,348      $ 29,714      $ 39,943      $ 46,185
  Real estate - income property             6,412         22,624        28,366        28,193        31,256
  Real estate - construction               14,239         10,368         6,096         8,624        12,782
  Instalment                                3,292          2,895         5,883         5,878         6,810
  Real estate - mortgage                   25,310         25,208        19,925        13,532        14,326
-----------------------------------------------------------------------------------------------------------
    Total nonaccrual loans                 60,500         81,443        89,984        96,170       111,359
Restructured loans                              -              -             -         8,339         3,208
-----------------------------------------------------------------------------------------------------------
    Total nonperforming loans(1)           60,500         81,443        89,984       104,509       114,567
Foreclosed properties - net                25,731         27,515        39,054        48,224        63,219
-----------------------------------------------------------------------------------------------------------
    Total nonperforming assets(1)         $86,231       $108,958      $129,038      $152,733      $177,786
===========================================================================================================
Nonperforming assets1 to:
  Loans and foreclosed properties - net       .55%           .77%          .92%         1.15%         1.66%
  Total assets                                .35            .48           .58           .76           .94
Allowance for loan losses to:
  Nonperforming assets(1)                     326            247           213           174           143
  Nonperforming loans(1)                      465            330           305           254           222
Allowance for loan losses plus
  shareholders' equity to
  nonperforming assets(1)                   27.15x         18.80x        15.96x        12.22x         9.93x
===========================================================================================================
Accruing loans past due 90 days:
  Commercial                              $ 3,524        $ 9,480       $ 6,111      $  1,626       $ 2,185
  Real estate - income property             1,750            503         3,712         1,618         7,931
  Real estate - construction                  216              -           926           198           197
  Instalment:
    Student                                25,742         21,614         9,101        14,705         7,879
    Other                                   6,886          7,587         4,689         1,552         2,051
  Bank card                                24,126         25,573        20,680        10,868         6,418
  Real estate - mortgage                    6,023          7,117        10,304         5,920         2,809
-----------------------------------------------------------------------------------------------------------
    Total accruing loans past due
      90 days:                            $68,267       $ 71,874      $ 55,523      $ 36,487      $ 29,470
===========================================================================================================

(1) Loans which are both past due 90 days or more and not deemed nonaccrual due to an assessment of collectibility are specifically excluded from the definition of nonperforming

   Potential problem loans consist of loans that are currently performing in accordance with contractual terms but for which potential operating or financial concerns of the obligors have caused management to have serious doubts regarding the ability of such obligors to continue to comply with present repayment terms. At December 31, 1997, potential problem loans that are not included in Table 17 as nonperforming or past due loans amounted to $77 million. Of this balance, over 90% percent represent commercial or commercial real estate-income property related credits. In addition, $7 million of standby letters of credits in various industries were being monitored at December 31, 1997. Depending on changes in the economy and other future events, these loans and others not presently identified could be classified as nonperforming assets in the future. Potential problem loans were $153 million at December 31, 1996. There are no loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed above, that either (i) represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity or capital resources or
(ii) represent material credits about which management is aware of any information that causes management to have serious doubts as to the ability of such borrowers to comply with loan repayment terms.

Management's Discussion
Crestar Financial Corporation And Subsidiaries

Table 18    Nonaccrual Loans As A Percent Of Loan Category(1)

December 31,                               1997           1996           1995       1994           1993
Commercial                                   .2%            .5%            .8%       1.0%           1.3%
Real estate - income property                .5            1.8            2.3        2.6            3.0
Real estate - construction                  3.7            3.3            1.5        2.2            2.9
Instalment                                   .1             .1             .2         .2             .3
Real estate - mortgage                       .8             .8             .6         .4             .7
-----------------------------------------------------------------------------------------------------------
  Total                                      .4%            .6%            .6%        .7%           1.0%
===========================================================================================================

(1) Loans which are both past due 90 days or more and not deemed nonaccrual due to an assessment of collectibility are specifically excluded from the definition of nonperforming

   Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), as amended, requires that impaired loans within the scope of the accounting pronouncement be measured and reported on the basis of the present value of expected cash flows discounted at the loan's effective interest rate, or at the fair value of the loan's collateral if the loan is deemed collateral dependent. Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Under SFAS 114, a creditor may use existing methods for recognizing interest income on an impaired loan. For Crestar's nonaccrual loans, including impaired loans, interest receipts are recognized as interest revenue, or are applied to principal when management believes the ultimate collectibility of principal is in doubt. At December 31, 1997, impaired loans of $14 million were included in the nonaccrual loan balances of Crestar. The balance of impaired loans at December 31, 1996 totaled $29.8 million. Because the majority of loans deemed impaired during 1997 and 1996 were collateral dependent, valuations of impaired loans did not vary materially from the values previously assigned to this population of loans.
   The market area for the Corporation, which operates primarily in Virginia, Maryland and the District of Columbia, has historically had a higher per capita income level than the national level, and generally exhibited stable employment during the past year. As a provider of credit to both commercial and consumer customers, Crestar's future financial results can be impacted by significant changes in the regional and national economy.
   Crestar is implementing changes to its information systems so that they will be fully operable for date recognition and information processing when the year 2000 begins. An assessment of needed changes was completed by a corporate-wide task force, led by Crestar's Technology and Operations Group, with representation from all major business segments. The task force continues to monitor Crestar's progress, in addition to communicating with external service providers and selected customers to ensure they are taking appropriate actions to address date recognition issues. A combination of internal and external resources are being used to implement the needed changes to the Corporation's many different information systems. Some of the necessary changes in Crestar's computer code have been made during the course of normal maintenance. Other changes will necessitate re-writing of computer code, which will be completed in 1998. The total cost for this conversion and testing process is estimated to be between $22 and $27 million. This estimate includes some costs, such as the purchase of computer hardware, that will qualify as depreciable assets for accounting purposes, with the related depreciation expense recognized over the estimated lives of the applicable assets. However, the majority of costs will be expensed as incurred, in compliance with generally accepted accounting principles. Expenses of between $12 million and $15 million are expected to be incurred in 1998. During 1997, Crestar incurred $5.3 million in noninterest expenses related to the year 2000 project.

New Accounting Standards
The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which will be effective for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Corporation's consolidated financial statements. Generally, comprehensive income includes net income along with other transactions not typically recorded as a component of net income, including changes in unrealized gains and losses on securities available for sale. SFAS 130 requires the disclosure of an amount that represents total comprehensive income and the components of comprehensive income in a consolidated financial statement. The provisions of this statement are effective with 1998 interim reporting. The disclosure requirements will have no impact on financial position or results of operations.

   The FASB has also issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for determining a company's operating segments and the type and level of financial information to be disclosed in both annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 will be effective for financial statements for fiscal years beginning after December 15, 1997. However, SFAS 131 is not required to be applied for interim reporting in the initial year of application. Crestar expects to comply fully with the requirements by year-end 1998.

Inflation
The effect of changing prices on financial institutions is typically different than on non-banking companies since virtually all of a bank's assets and liabilities are monetary in nature. In particular, interest rates are significantly affected by inflation, but neither the timing nor magnitude of the changes are directly related to price level indices; therefore, the Corporation can best counter inflation over the long term by managing net interest income and controlling net increases in noninterest income and expenses.

   Information contained in "Management's Discussion and Analysis of Operations and Financial Condition" may contain forward-looking statements with respect to Crestar Financial Corporation's financial condition and results of operations. These forward looking statements may involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, an increase in competitive pressures in the banking industry, economic conditions on both a regional and national basis, adverse technological change, changes in the interest rate environment or the Corporation's interest rate risk position, and the impact of future legal and regulatory actions, including the establishment of federal deposit insurance rates. It is important to note that the actual results may differ materially from those projected in forward-looking statements.

4. Financial Commentary
Crestar Financial Corporation And Subsidiaries as of and for the nine-month period ended September 30, 1998

Financial Commentary
Crestar Financial Corporation And Subsidiaries

Crestar Financial Corporation and Subsidiaries
Information contained in the following "Financial Commentary," other than historical information, may contain forward-looking statements that involve risks and uncertainties including, but not limited to, the Corporation's interest rate risk position, credit and economic trends on both a regional and national basis, technological change, the number and size of competitors in the Corporation's market, compliance with year 2000 data processing standards, the Corporation's proposed merger with SunTrust Banks, Inc., and the impact of future legal and regulatory actions, including the establishment of federal deposit insurance rates. These statements are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995, and are provided to assist the reader in understanding anticipated future financial operations. Although the Corporation believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could ultimately prove to be inaccurate. The Corporation's actual results may differ materially from those projected in forward-looking statements.

Overview
(Tables 1, 2 and 11)
Crestar Financial Corporation (Crestar) reported record net income of $88.9 million or $.78 per diluted common share for the quarter ended September 30, 1998, compared to net income of $79.5 million or $.71 per common share earned in the third quarter of 1997.

  For the first nine months, earnings were $261.2 million in 1998, compared to $227.1 million earned in the first nine months of 1997. Earnings per diluted share for the first nine months of 1998 were $2.30, compared to $2.03 for the same period of 1997. Through the first nine months of 1998, return on assets of was 1.41% and return on equity was 16.20%. Exclusive of the unusual items arising in the third quarter, Crestar's results reflect the continued positive effects of growth in noninterest income and average earning assets. Items affecting the change in earnings per share are given in Table 2. Each item is net of applicable federal income taxes.

  Crestar's subsidiaries provide banking and non-banking services throughout Virginia, Maryland and Washington, D.C., which compose Crestar's primary market area. This market is characterized as economically diverse and stable. Crestar's market area is characterized by active competition in all principal areas where the Corporation provides services. In addition to banks, other firms competing in the market area include savings associations, consumer finance companies, national credit card companies, securities brokerage firms, credit unions and mortgage banking companies.

Merger With SunTrust
On July 20, 1998 Crestar and Suntrust Banks, Inc. (SunTrust) announced the signing of a definitive agreement to merge. The terms of the merger call for a tax-free exchange of 0.96 shares of SunTrust common stock for each outstanding share of Crestar common stock. The pooling-of-interests combination is expected to be completed during December 1998, and is subject to the approval of regulatory authorities, in addition to shareholders of both companies. Upon completion of the merger, Crestar will become a wholly-owned subsidiary of SunTrust, and will operate under its current name and management as one of SunTrust's four locally-focused bank holding companies. The merger will create the tenth largest bank holding company in the United States, based on total assets of approximately $87 billion, and will provide a full line of consumer and commercial banking services to customers in Florida, Georgia, Tennessee, Alabama, Virginia, Maryland and the District of Columbia. SunTrust expects to incur pre-tax merger charges of $250 million in the fourth quarter of 1998.

Sale Of Selected Bank Card Loans
In July 1998, Crestar completed the sale of $576 million of outstanding bank card loans to Fleet Financial Group. The accounts and balances represent performing bank card loans to borrowers located outside of Crestar's primary market. The sale of the bank card loans is consistent with Crestar's strategy of focusing on providing financial services to customers in the Virginia, Maryland and Washington, D.C. market. Under terms of the transaction, Crestar recognized a pre-tax gain of $54 million, recorded as noninterest income in the accompanying consolidated statements of income. Also in the third quarter of this year, Crestar's noninterest expense was significantly higher, in comparison to prior quarters, due to implementation of certain business initiatives. These charges are discussed below under "Noninterest Income and Expense".

Profitability Measures And Capital Resources
(Table 1)
Return on average assets was 1.42% in the third quarter and 1.41% for the first nine months of 1998, compared to 1.47% and 1.41%, respectively, for 1997. Return on average equity was 15.77% for the third quarter of 1998, compared to 16.60% for the third quarter of 1997. For the first nine months of 1998, return on average equity was 16.20%, compared to 16.38% for the first nine months of the previous year.

  Average equity to assets of 9.00% for the third quarter of 1998 compared to 8.87% in the third quarter of 1997. Average equity to assets for the first nine months of 1998 was 8.68%, compared to 8.59% for the same period of 1997. Period-end equity to assets was 8.97% at September 30, 1998, compared to a September 30, 1997 ratio of 8.36%.

  Risk-based capital ratios are additional measures of capital adequacy. At September 30, 1998, Crestar's consolidated risk-adjusted capital ratios were 10.4% for Tier 1 and 13.4% for total capital, well above the required minimums of 4.0% and 8.0%, respectively. The Tier 1 leverage ratio of 9.1% at September 30, 1998 also was significantly above the regulatory minimum of 3.0%. Crestar's tangible leverage ratio, defined as total equity less intangible assets divided by total assets less intangible assets, was 8.28% at September 30, 1998. Under Federal Deposit Insurance Corporation (FDIC) rules, Crestar's sole subsidiary bank (Crestar Bank) was considered "well-capitalized" as of September 30, 1998, the highest category of capitalization defined by regulatory authorities, allowing for the lowest level of FDIC insurance premium payments.

  Crestar has filed shelf registration statements with the Securities and Exchange Commission (SEC) pertaining to the possible future issuance of securities. Under currently effective registration statements, Crestar may issue in the future approximately $175 million in subordinated debt securities, preferred stock or common stock, or any combination thereof.

Net Interest Margin And Net Interest Income
(Tables 3 and 12)
Net interest income, on a tax-equivalent basis, was $222.4 million for the quarter ended September 30, 1998, compared to $220.0 million in the same period of 1997. The increase reflects strong growth in average earning assets from levels of the prior year. Crestar's net interest margin for the third quarter of 1998 was 3.90%, a decrease of 57 basis points from the margin recorded in the third quarter of 1997. The decrease was primarily due to unfavorable changes in both the composition of earning assets and funding sources, and in the interest yields impacting the Corporation's earning assets. These factors served to offset the impact of favorable changes in the rates paid on funding sources, in comparison to market movements in short-term funding sources, on the Corporation's net interest margin.

  Crestar's yield on average loans decreased 53 basis points from the third quarter of 1997, to 8.06% for the third quarter of 1998. Reflecting a lower long-term interest rate environment, almost all categories of loans experienced a decline in average rates earned, in comparison to third quarter 1997 results. Average rates on bank card loans decreased from 14.51% in the third quarter of 1997 to 13.68% in the third quarter of 1998. Lower interest rates and a competitive marketing environment for most consumer loans in the third quarter of 1998, compared to the third quarter of 1997, also resulted in lower yields on instalment and real estate-mortgage loan balances. Average yields on most business loans also demonstrated declines in the third quarter of 1998, with yields on commercial and real estate-income property loans decreasing 15 basis points and 14 basis points, respectively, from third quarter 1997 results. Yields on real estate-construction loans displayed an increase of 11 basis points during the same time period, and yielded 8.83% for the third quarter of 1998. Loans held for sale yielded an average of 7.06% for the third quarter of 1998, which was down 47 basis points from average yields for the same period of 1997. Yields on money market investments were 5.43% for the third quarter of 1998 versus 5.65% for the third quarter of 1997, in part reflecting lower average federal funds rates on overnight deposits. Average rates on securities available for sale were 6.18% in third quarter 1998, versus 6.30% in the same period of 1997. Average yields increased on the smaller securities held to maturity portfolio, which earned an average rate of 6.28% in the third quarter of 1998, reflecting the maturity of lower-yielding securities. In total, interest rate spreads for earning assets had a negative impact of approximately 34 basis points on Crestar's third quarter 1998 net interest margin, when compared to the third quarter of 1997.

  Reflecting a competitive environment for consumer deposits, and growth in new consumer deposit products with rates tied to national money market yields, the average rate paid on total interest-bearing liabilities increased by 16 basis points from the third quarter of 1997 to the third quarter of 1998. Rates paid on interest-bearing deposits averaged 3.95% during the third quarter of 1998, an increase of 11 basis points from the third quarter of 1997. This increase was primarily driven by an increase of 27 basis points on average rates paid on interest-bearing demand deposits, which increased from 3.04% in the third quarter of 1997 to 3.31% in the third quarter of 1998. Interest rates paid on regular savings deposits and certificates of deposit of $100,000 and over decreased from the third quarter of 1997 by 14 and 3 basis points, respectively. For the third quarter of 1998, however, average rates paid on domestic time deposits, which compose a larger segment of Crestar's total deposits, increased by 9 basis points when compared to the third quarter of 1997. Rates paid on average short-term borrowings rose from 5.32% in the third quarter of 1997 to 5.44% in the third quarter of 1998. Rates paid on long-term debt, in part reflecting the impact of a new issuance of $150 million in subordinated notes during January 1998, decreased from 7.59% in the third quarter of 1997 to 7.00% for the third quarter of 1998. The average rate paid on Crestar's total sources of funds in the third quarter of 1998 was 3.66%, reflecting an increase of 13 basis points from the same period of 1997. Average rates paid on funding sources, however, increased at a lower level than short-term market interest rates, contributing to a favorable impact of 9 basis points for the Corporation's third quarter 1998 net interest margin, in comparison to the same quarter of 1997. Excluding the impact of derivative instruments utilized as hedges, the change in the Corporation's interest rate spreads (encompassing both the spread on earning assets and on all funding sources) had a negative impact of 25 basis points on Crestar's third quarter 1998 net interest margin, compared to the third quarter of 1997.

  Changes in the earning asset mix decreased the third quarter 1998 net interest margin by approximately 21 basis points when compared to the third quarter of 1997. Average total loans were $16.0 billion during the third quarter of 1998, compared to $14.4 billion during the third quarter of 1997. However, loans as a percentage of total earning assets decreased from an average of 73% during the third quarter of 1997 to 70% for the same period of 1998. Average bank card loans, the highest yielding loan category, experienced a decline of $662 million, or 57%, during the third quarter of 1998 when compared to the same period of 1997. Crestar's transfer of $603 million in bank card loans to the loans held for sale classification, as of June 30, 1998, had a negative impact on average bank card loans balances for the third quarter of 1998. Also, marketing efforts directed to new accounts have been curtailed from previous levels. Account balances have also declined as a result of the expiration of introductory low interest rates on some bank card products. Lower yielding secured consumer loans (instalment and real estate - mortgage loans) experienced growth during the third quarter of 1998. Average instalment loan balances increased by $1.1 billion or 25% during this period, with average real estate-mortgage loans increasing $79 million, or 2%, from the third quarter of 1997. The average balance of commercial loans increased by $1.2 billion, from $3.9 billion for the third quarter of 1997 to $5.1 billion for the third quarter of 1998, in part reflecting a strong business environment within the Corporation's market area.

  Average money market investments decreased, from $490 million in the third quarter of 1997 to $203 million for the same quarter of 1998. Significant increases in average balances of loans held for sale reflect record levels of origination volume by Crestar's mortgage banking subsidiary. Average balances in the third quarter of 1998 were $1.8 billion, representing 8% of average total earning assets during this period. Average balances for loans held for sale during the third quarter of 1997 were $725 million, or 4% of average total earning assets.

  Changes in the composition of Crestar's funding sources resulted in a negative impact to the third quarter 1998 net interest margin of 11 basis points, in comparison to third quarter 1997 results. Total sources of funding needed to support earning assets levels increased by $3.2 billion, or 16%, from the third quarter of 1997 to the third quarter of 1998, in part reflecting Crestar's growth in average loan balances during this period. Average total deposits for the third quarter of 1998 grew by $1.4 billion, a 9% increase over third quarter 1997 average balances. Interest-bearing demand deposits averaged $7.0 billion during the third quarter of 1998, an increase of $1.2 billion or 21% over the third quarter of 1997. Average balances of domestic time deposits, which include consumer certificates of deposits, declined $285 million or 7% from the levels of the third quarter of 1997. Balances of regular savings deposits were also lower in comparison to third quarter 1997 balances, while average balances for certificates of deposits of $100,000 and over were higher by $294 million. The Corporation experienced growth in average balances of non-interest bearing demand deposits and in shareholders equity occurred during the third quarter of 1998. Growth in total non-interest bearing sources of funds was comparable to growth in total earning assets, as net non-interest bearing sources of funds represented 18% of total funding sources in the third quarter of 1998. Such sources also represented 18% of total funding sources during the third quarter of 1997.

  Average balances of short-term borrowings increased by $1.4 billion during the third quarter of 1998, in comparison to the third quarter of 1997, and totaled $4.2 billion for the most recent quarter. Average balances of long-term debt totaled $1.0 billion for the third quarter of 1998. Short-term borrowings and long-term debt represented 18% and 4%, respectively, of total funding sources for the third quarter of 1998.

  Off-balance sheet hedge transactions made a negative impact on net interest income of approximately $0.7 million during the third quarter of 1998, which was composed of $0.1 million increase in interest income and an approximately $0.8 million increase in interest expense, based on the underlying asset or liability being hedged. In the third quarter of 1997 the comparable impact of hedging activity was a decrease to Crestar's net interest income of $0.8 million, which consisted of a $0.6 million decrease in interest income and a $0.2 increase in interest expense. In comparison to the third quarter of 1997, off-balance sheet hedge transactions did not have a material impact on third quarter 1998's net interest margin.

  The extent to which Crestar will be able to maintain its current net interest margin is significantly influenced by the economic environment in our markets and the economic policy of the Federal Reserve Board, in addition to competitive market conditions for both loans and deposits. Competition among financial institutions, in addition to acquisition strategies, may lead to further pressures on the Corporation's net interest margin in future periods.

  For the first nine months of 1998, tax equivalent net interest income increased 4% over 1997 as a result of a $3.1 billion or 16% increase in average earning assets, which more than offset a 47 basis point decline in the net interest margin. The net interest margin for the first nine months of 1998 was 4.04%, versus 4.51% for the same period of 1997. Most factors contributing to the decrease in the year-to-date margin mirror those previously discussed. Changes to the earning assets mix for the year-to-date period had a unfavorable impact of 12 basis points, while changes to the funding mix resulted in a 14 basis point negative impact to the year-to-date margin. Unfavorable changes in interest rate spreads for the comparable nine month period, exclusive of off-balance sheet derivative transactions, decreased the net interest margin by 24 basis points, in part reflecting a 35 basis point decline in average yields on the Corporation's loan portfolio. Off-balance sheet hedge transactions had a positive impact on the margin, in comparison to year-to-date 1997 results, of approximately 3 basis points. Off-balance sheet hedge transactions resulted in a decrease to net interest income of approximately $0.2 million during the first nine months of 1998, which was composed of an approximately $1.3 million increase in interest income and a $1.5 million increase in interest expense, based on the underlying asset or liability being hedged. In the first nine months of 1997 the comparable impact of hedging activity was an decrease to Crestar's total interest income of approximately $3.1 million, which consisted of a $2.0 million decrease in interest income and a $1.1 increase in interest expense.

Risk Exposures And Credit Quality
(Tables 4 - 5)
Crestar's allowance for loan losses was $246 million at September 30, 1998, representing 1.48% of period-end loans, 334% of period-end nonperforming assets, and a 432% coverage of nonperforming loans. Based on current expectations relative to portfolio characteristics and performance measures including loss projections, management considers the level of the allowance adequate. Under the Corporation's criteria for classification of nonperforming loans, loans that are both (a) past due 90 days or more and (b) not deemed nonaccrual due to an assessment of collectibility are specifically excluded from the definition of nonperforming assets. Accruing loans past due 90 days or more, and excluded from classification as nonperforming assets, totaled $51.1 million at September 30, 1998. Of this balance, $31.0 million represented student loan balances under Federal government loan programs, which can carry a substantial guarantee (in excess of 98%) as to principal loan balance.

  At September 30, 1998, nonperforming assets of $73.6 million were down $14.6 million or 17% from September 30, 1997, and down $12.6 million or 15% from December 31, 1997. The ratio of nonperforming assets to loans and foreclosed properties at September 30, 1998 was 0.44%, compared to 0.55% at December 31, 1997 and 0.60% at September 30, 1997. Future operating results could show increases in the total balance of nonperforming assets due to loan growth, future acquisitions of financial institutions, or adverse changes in credit quality.

  The provision for loan losses was $9.1 million for the third quarter of 1998, a decrease of $10.0 million from the $19.1 million provision expense recorded in the third quarter of 1997. Provision expense in the second quarter of 1998 was $21.8 million. Net charge-offs totaled $9.1 million in the third quarter of 1998, compared to $20.0 million in the comparable period of 1997. Net charge-offs as a percentage of average loans were 0.23% for the third quarter of 1998, compared to 0.55% in the same period of 1997, and 0.54% for the second quarter of 1998. Business loans experienced net charge-offs of $1.1 million in the third quarter of 1998, compared to net recoveries of $1.1 million in the comparable quarter of 1997. Consumer loan net charge-offs totaled $7.9 million in the third quarter of 1998, compared to net charge-offs of $22.2 million in the second quarter of 1998 and $21.1 million in the third quarter of 1997.

  Net charge-offs for bank card loans were $3.8 million in the third quarter of 1998, compared to $18.6 million in the second quarter of 1998 and $16.9 million in the third quarter of 1997. Net bank card loan charge-offs as a percentage of bank card loans (on an annualized basis) were 2.98% in the third quarter of 1998, 6.78% for the second quarter of 1998, and 5.81% in the third quarter of 1997. In July 1998, Crestar sold $576 million in bank card loans, recognizing a pre-tax gain of $54 million. Crestar had previously transferred $603 million in bank card loans to the loans held for sale classification as of June 30, 1998, from which the sold portfolio originated. The transferred loans were composed of bank card loans to borrowers outside of Crestar's primarily market of Virginia, Maryland and Washington, D.C., and represented approximately 54% of Crestar's total bank card loans at time of transfer. The improvement in the annualized charge-off ratio for the bank card loan portfolio is primarily due to the overall stronger credit quality of the remaining "in-market" bank card loan portfolio.

  Net charge-offs of instalment loans totaled $3.8 million during the third quarter of 1998, versus $3.3 million in the second quarter of 1998 and $3.6 million in the third quarter of 1997. Net charge-offs for real estate-mortgage loans were $0.4 million for the third quarter of 1998, compared to $0.6 million for the third quarter of 1997.

  In addition to other loan categories, Crestar closely manages its portfolio of loans to real estate developers and investors (REDI). The REDI designation is based on borrower type and encompasses non-owner occupied real estate and construction loans as well as other forms of credit extended to real estate developers and investors. REDI outstanding balances have remained fairly stable in 1998 and totaled $1.7 billion at September 30, 1998. This balance represented 10% of the total loan portfolio at that date. At December 31, 1997, REDI loan balances constituted approximately 11% of the total loan portfolio. REDI nonperforming assets were $28.3 million at September 30, 1998, compared to $40.3 million at December 31, 1997 and $43.9 million at September 30, 1997.

  Potential problem loans consist of loans that are currently performing in accordance with contractual terms but for which potential operating or financial concerns of the obligors have caused management to have serious doubts regarding the ability of such obligors to continue to comply with present repayment terms. Potential problem loans at September 30, 1998, not included in Table 5, totaled approximately $69 million. Over 95% of this balance represents commercial or real estate-income property related loans. Depending on changes in the economy and other future events, these loans and others not presently identified as problem loans could be classified as nonperforming assets in the future. Potential problem loans were $103 million at September 30, 1997 and $77 million at December 31, 1997. Fluctuations in potential problem loan balances from quarter to quarter should be viewed in the context of the size of Crestar's loan portfolio, which totaled $16.7 billion at September 30, 1998.

Noninterest Income And Expense
(Table 6)
Noninterest income totaled $159.0 million in the third quarter of 1998, compared to $96.1 million in the third quarter of 1997. As previously mentioned, in the third quarter of 1998 Crestar recognized a pre-tax gain of $54.0 million arising from the sale of selected bank card loans. Excluding the impact of this gain from third quarter 1998 results, and excluding securities gains and losses, third quarter 1998 noninterest income increased $8.0 million or 8% from the third quarter 1997. This increase reflects growth in several noninterest income categories, including strong increases in service charges on deposit accounts and mortgage origination income.

  Service charges on deposit accounts totaled $35.3 million, for an increase of 14% in comparison to the third quarter of 1997. The increase reflects growth in Crestar's transaction-based consumer deposit accounts. Mortgage origination income, net of direct expenses, for the third quarter of 1998 totaled $15.1 million, or $7.9 million higher than the results reported in the third quarter of 1997. Origination income in the third quarter of 1998 reflects record levels of mortgage originations by Crestar's mortgage banking subsidiary, Crestar Mortgage Corporation, in an environment of declining interest rates. Mortgage servicing income decreased by $0.3 million during the quarter, primarily due to higher amortization charges for capitalized servicing rights. Trust and investment advisory income increased 6% from third quarter 1997 levels, reflecting growth in assets under management. Other service charges and fees increased $0.6 million, or 6%, to $10.2 million for the third quarter of 1998, in comparison to the third quarter of 1997, reflecting growth in automated teller machine (ATM) revenues.

  Bank card-related noninterest income was $2.9 million for the third quarter of 1998, down $2.3 million or 25% from the third quarter of 1997. The decrease reflects the sale of a $576 million portfolio of bank card loans in July 1998, and the resulting decline in membership fees and other bank card fee income.

  Noninterest expense increased $57.0 million, or 33%, in the third quarter of 1998 when compared to the same period of 1997. In comparison to the second quarter of 1998, total noninterest expenses were up $38.6 million, or 20%. First, costs were incurred during the third quarter which were directly related to the Corporation's agreement to merge with SunTrust Banks, Inc., as announced on July 20, 1998. Secondly, the increase in part reflects several initiatives undertaken during the third quarter of 1998, which will modify certain aspects of Crestar's retail and consumer delivery channels to better reflect its goals and to recognize the strategic changes related to the sale of certain bank card receivables. Included in the results for the third quarter of 1998 are costs related to realignment and reconfiguration of customer delivery systems in consumer lending and retail operations.

  Total personnel costs, Crestar's largest expense category, were $122.4 million in the three month period ended September 30, 1998, an increase of $27.2 million or 29% in comparison to the same period of 1997. The signing of a definitive agreement to merge with a larger financial institution, coupled with a resulting increase in the market value of Crestar's common stock, necessitated the recognition of additional compensation related costs during the third quarter of approximately $18.9 million.

  The realignment of both the retail branch structure and portions of the Corporation's consumer finance operations resulted in additional noninterest expenses of $13.1 million in the third quarter of 1998. Within retail operations, Crestar will close eight bank branches and one mortgage origination office, which were not meeting profitability targets. Crestar is also streamlining selected indirect lending operations, primarily impacting automobile lending through automobile dealer relationships. Of related costs incurred in the third quarter of 1998, $2.0 million were personnel costs, primarily for severance costs related to individual positions affected by the realignment of operations. Other noninterest expenses of $7.5 million were related to the write-off of specific assets due to impairment and the accrual of the net present value of lease obligations for facilities to be closed, in view of the realignment and reconfiguration of operations. Additionally, professional fees and other miscellaneous expenses incurred were approximately $3.6 million.

  Other unusual items incurred during the third quarter of 1998, not included above, totaled approximately $3.4 million. Of this amount, $1.8 million were professional fees incurred during the period, in part due to an acceleration of projects in view of the announced merger with SunTrust Banks, Inc.

  Also impacting personnel costs in the third quarter of 1998, in comparison to the same period of 1997, are higher commission expenses. These expenses, related to strong growth in fee-based business lines, were significantly higher during the third quarter of 1998, reflecting the high levels of mortgage loan originations at Crestar Mortgage Corporation. Strong growth in other fee-based business lines, such as mutual fund and insurance annuity sales, also resulted in higher commission-related personnel costs.

  Noninterest expense in the quarter included $3.8 million of costs incurred in the ongoing project to prepare Crestar's data processing systems for "Year 2000" compatibility; comparable expenses in the third quarter of 1997 were not material. Crestar is implementing changes to its information systems so that they will be fully operable for date recognition and data processing when the year 2000 begins (see "Year 2000 Issue" for further discussion). The estimated total cost for this conversion and testing process, as revised during the third quarter of this year, is expected to be between $32 and $37 million. This estimate includes some costs, such as the purchase of computer hardware, that will qualify as depreciable assets for accounting purposes, with the related depreciation expense recognized over the estimated lives of the related assets. However, the majority of costs will be expensed as incurred. Through September 30, 1998, Crestar had incurred approximately $14.6 million in noninterest expense associated with the Year 2000 conversion process, of which $9.5 million was incurred during the first nine months of 1998.

  The effective tax rate for third quarter and first nine months of 1997 was 35.9% and 35.8%, respectively, compared to 34.2% and 34.9% for the comparable periods of 1997. Crestar's effective tax rates during 1997 were favorably impacted by the recognition of tax benefits upon the resolution of certain federal tax filing positions taken in prior years. Financial statement note 10 contains additional information concerning income taxes.

Financial Condition
(Table 7)
Crestar's assets totaled $25.8 billion at September 30, 1998, compared to $24.9 billion in assets at December 31, 1997, and $23.2 billion at September 30, 1997. Loans totaled $16.7 billion at September 30, 1998, compared to $15.7 billion at year-end 1997. Total deposits were $17.0 billion at September 30, 1998 compared to $16.4 billion at December 31, 1997. Excluding certificates of deposit of $100,000 and over, deposits increased 2% from year-end 1997.

  With respect to the securities held to maturity portfolio, market value exceeded the carrying value, or amortized cost, at September 30, 1998 by $8.6 million, consisting of $8.7 million in unrealized gains and $0.1 million in unrealized losses. At September 30, 1998, the market value of securities available for sale exceeded the amortized cost of such securities by $55.0 million, consisting of $66.1 million in unrealized gains and approximately $11.1 million in unrealized losses. Shareholders' equity at September 30, 1998 reflects a $35.9 million addition for the excess, net of tax, of fair value of securities available for sale over the amortized cost at quarter-end, compared to decrease of $0.7 million at December 31, 1997 arising from net unrealized losses on securities available for sale. At September 30, 1997, Crestar's shareholders' equity reflected a $11.8 million reduction for the excess, net of tax, of amortized cost of securities available for sale over fair value. The net unrealized gain or loss on securities available for sale, which is recorded as a component of shareholders' equity, will continue to be subject to change in future periods due to fluctuations in market value, acquisition activities, and purchases, sales, maturities and calls of securities classified as available for sale. Net unrealized losses in the securities available for sale portfolio primarily reflect ongoing interest rate volatility, which is inherent in the securities marketplace. Based on current market conditions, net unrealized losses on securities are not expected to have a significant impact on the future operating results or liquidity of Crestar.

  All mortgage-backed securities in the securities available for sale and securities held to maturity portfolios are subject to prepayment risk, since the mortgage loans underlying these securities can prepay at any time without penalty. This risk becomes apparent during periods of declining interest rates, when refinancing of existing mortgage loans can accelerate. During these periods, the expected maturity of mortgage-backed securities shortens due to prepayments, reducing the expected stream of future interest payments to be received. The interest rate and prepayment risk associated with mortgage-backed securities is considered by management in assessing the overall asset/liability structure of the Corporation.

  All investment securities, including mortgage backed pass-through securities, collateralized mortgage obligation (CMO) securities, and securitized credit card receivables, are also managed with respect to their credit risk. Credit risk arises because payments of interest and principal can be dependent on the payment of the underlying mortgage or receivable payment where applicable, in addition to the contractual obligation of the issuer to collect and remit such payments to the individual security owners. The Corporation monitors credit risk by assessing, and monitoring on an ongoing basis, the financial strength and performance of the issuers of such securities. Approximately 66% (market value) of Crestar's securities available for sale portfolio, and 64% (amortized cost) of the Corporation's securities held to maturity portfolio, was composed of mortgage-backed obligations of Federal agencies as of September 30, 1998. This category includes mortgage-backed securities of Federal agencies, as well as CMO securities guaranteed by Federal agencies such as the Federal Home Loan Mortgage Corporation. Securities classified as "Other taxable securities" can include non-government CMO securities, corporate debt obligations, and corporate obligations securitized by credit card and instalment loans. Other taxable securities classified as available for sale at September 30, 1998 included $878 million (market value) of non-government CMO obligations.

  During the third quarter of 1998, Crestar sold approximately $1.14 billion of securities classified as available for sale, generating net securities gains of $948 thousand. Such sales were consummated in conjunction with the overall management of interest rate risk for the Corporation. Securities gains recorded in the third quarter of 1997 totaled $124 thousand.

Liquidity And Interest Sensitivity
(Tables 8 - 10)
Bank liquidity is a measure of the ability to generate and maintain sufficient cash flows to fund operations and to meet financial obligations to depositors and borrowers promptly and in a cost-effective manner. Liquidity is provided through securities available for sale, money market investments, maturing loans and securities, and the ability to generate new deposits or borrowings as needed. Crestar's liquidity position is actively managed on a daily basis, and monitored regularly by the Asset/Liability Management Committee (ALCO). ALCO's overall objective is to optimize net interest income after giving consideration to capital adequacy, liquidity needs, interest rate risk, the economic outlook, market opportunities and customer needs. General strategies to accomplish these objectives include maintaining a strong balance sheet, maintaining adequate core deposit levels, taking an acceptable level of interest rate risk, adhering to conservative financial management principles and practicing prudent dividend policies.

  Core deposits provide a typically stable source of liquidity. Crestar's interest-bearing core deposits represented 52% of total funding sources at September 30, 1998, compared to 53% of total funding sources at December 31, 1997 and 55% at September 30, 1997. As an additional indication of adequate liquidity, securities available for sale represented 17%, and money market investments an additional 3%, of Crestar's total earning assets at September 30, 1998.

  Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity prices. Like many financial institutions, Crestar's principal market risk is interest rate risk. Interest rate risk can be measured by looking at the volatility of projected net income as a result of possible changes in interest rates over a given period of time. Crestar's goal is to limit interest rate exposure to prudent levels as determined by the Corporation's ALCO committees. The committee establishes limits on the earnings at risk for a current planning period, usually defined as either the current calendar year or the remainder of the current year plus the next calendar year. Established limits are subject to change, but have typically been 10% or less of projected net income for the planning period. Actions that can be taken to manage interest rate risk include changing the mix of floating rate versus fixed rate earning assets and funding sources, changes in average maturities within the securities available for sale portfolio through sales and purchases, the use of derivative instruments for interest rate conversions or to hedge interest risk, and marketing and product development efforts to attract new loans and deposits. The level of interest rate risk taken is based on management's assessment of the market environment, and will vary from period to period.

  A significant tool used by Crestar in assessing interest rate exposure is net interest income simulations. A net income forecast is prepared regularly based on a current interest rate forecast, in addition to numerous high and low interest rate scenarios involving changes in interest rates of up to and including 300 basis points from current interest rates. The various interest rate scenarios represent a reasonable range of interest rates. By its nature, the simulation process includes numerous assumptions, including assumptions on changes in average balances and yields, changes in deposit and loan mix, and forecasts of interest rate movements and prepayment levels. Prepayment assumptions are based on the expertise of management along with input from external financial market sources. The expected dynamics of the balance sheet, including shifts in loans and deposits, are included in the simulations. Also taken into account are the assumed effects of interest rate caps and floors. While the simulation process is a powerful tool in analyzing interest sensitivity, many of the assumptions used in the simulation process are both highly qualitative and subjective, and subject to the risk that past historical activity may not generate accurate predictions of future results.

  The high rate and low rate estimates generated by this simulation process are compared to the estimate generated under the consensus interest rate scenario. Based on the most recent simulations as of September 30, 1998, Crestar's projected after-tax net income under the consensus interest rate scenario for the 12 month period ending September 30, 1999 would decrease by approximately $15 million in a high interest rate scenario, and would remain relatively unchanged in a low interest rate scenario, if nothing else changed and no management actions were taken. These projections were based on interest rate increases of approximately 300 basis points under an 12 month high interest rate scenario, and interest rate decreases of approximately 100 basis points under an 12 month low interest rate scenario, from market interest rates in effect at September 30, 1998. Changes in interest rates under these simulations were projected at 25 basis points per month. The results of these projections were within Crestar's tolerance for interest rate risk, and indicate a sufficient liquidity position and acceptable operating environment under the high, low and current interest rate scenarios.

  Another management tool for assessing interest rate risk is the quantification of the economic fair value of shareholders' equity. Economic value of equity consists of the present value of all future cash flows from assets, liabilities and off-balance sheet items. Potential changes in the economic value of equity are calculated by projecting cash flows and then computing present values under a series of different interest rate scenarios. The economic value calculations include the valuation of instruments with option characteristics, using numerous interest rate path valuations and mathematical rate simulation techniques. Crestar has incorporated this tool as a significant component of its management of interest rate risk. Economic value measurement results at September 30, 1998 were within Crestar's internal guidelines.

  Each of the above tools used to assess interest rate risk have strengths and weaknesses. While Crestar believes that its methodologies provide a meaningful representation of the Corporation's interest rate sensitivity, the methodologies do not necessarily take into account all business developments which can have an impact on net interest income, such as changes in credit quality or changes in the amount and composition of earning assets and sources of funds. Assumptions can be inherently uncertain: actual results will differ from projected results due to changes in market conditions, management strategies and the timing and magnitude of interest rate changes.

  As noted, Crestar incurs a degree of interest rate risk as a provider of banking services to its customers. This risk can be reduced through derivative interest rate contracts, such as interest rate swaps, caps and floors. Crestar's outstanding interest rate swap instruments at September 30, 1998 are utilized to convert certain variable rate assets to fixed rates as part of the Corporation's interest risk management strategy. Interest rate caps are utilized to minimize interest rate risk associated with rising rates on floating rate money market deposits, fixed rate available for sale securities and fixed rate real estate-income property loans. Interest rate floors are utilized to hedge the fair value of fixed rate domestic time deposits and the prepayment risk associated with fixed rate real estate mortgage loans. Because financial derivatives typically do not have actual principal dollars transferred between parties, notional principal amounts are used to express the volume of such transactions. However, the notional amount of derivative contracts does not represent direct credit exposure, which the Corporation believes is a combination of current replacement cost of those instruments with a positive market value plus an amount for prospective market movement. Crestar has established policies governing derivative activities, and the counterparties used by Crestar are considered high quality credits. In addition, Crestar may demand collateral from a counterparty to further minimize credit risk. There were no past due amounts or reserves for possible derivative losses at September 30, 1998, nor has Crestar ever experienced any charge-offs related to the credit risk of derivative transactions. Interest rate simulation techniques are used by Crestar to assess and monitor market risk in the Corporation's derivative portfolio.

  At September 30, 1998 Crestar had a deferred gain of approximately $3.3 million included in other assets, arising from the termination prior to maturity of interest rate floors during 1997. The deferred gain is being amortized over the remaining original contractual life of the underlying derivative instruments, which range from approximately two to six years. Terminations of derivative instruments prior to maturity may occur in the future in response to modifications of interest rate risk management strategies.

  The notional amount of Crestar's interest rate swaps, caps and floors (excluding customer positions where Crestar acts as an intermediary) was $5.7 billion at September 30, 1998. Forward contracts with a notional amount of $2.8 billion, utilized to hedge lending commitments of Crestar's mortgage banking subsidiary, were also outstanding at September 30, 1998, bringing the total notional value of derivative financial instruments related to interest rate risk management activities to $8.5 billion at September 30, 1998. Tables 8, 9, and 10 present information regarding fair values, maturity, average rates, and activity as of and for the nine month period ending September 30, 1998 for these off-balance sheet derivative instruments. Net unrealized gains on these instruments totaled $23.4 million as of September 30, 1998. Financial statement note 11 contains additional information pertaining to these types of agreements.

Year 2000 Issue
As previously noted, Crestar is implementing changes to its information systems so that they will be fully operable for date recognition and data processing before the year 2000 begins. The Corporation's "Year 2000" plans are subject to guidelines promulgated by the Federal Financial Institutions Examination Council (FFIEC). The Federal Reserve Bank of Richmond periodically measures the status of Crestar's plans and progress, as outlined in the FFIEC guidelines. Accordingly, Crestar completed a thorough assessment of each of the Corporation's computer systems in 1997. The Corporation expects to have substantially completed necessary changes to its computer systems by the end of the current year, and to further test its computer systems during 1999 to confirm compliance with Year 2000 data processing standards.

  The Corporation considers its current state of readiness in addressing the Year 2000 issue to be adequate, and fully expects to meet the above timetable regarding Year 2000 compliance. The total cost for this conversion and testing process is currently estimated to be between $32 and $37 million, which represents an increase over Crestar's previous estimate. Crestar is experiencing unprecedented escalating demand and costs for skilled resources, requiring greater recruiting and retention efforts, and increased costs for outside contract resources. Estimated time and costs related to testing to be performed in 1999 have also been revised upward. Some costs, such as the purchase of computer hardware, will qualify as depreciable assets for accounting purposes, with the related depreciation expense recognized over the estimated lives of the related assets. However, the majority of costs will be expensed as incurred. Crestar's Year 2000 project includes costs related to the assessment, repair or replacement of non-information technology systems which include or rely on embedded technology, such as microcontrollers. Through September 30, 1998, Crestar had incurred approximately $14.6 million in noninterest expense associated with the Year 2000 conversion process.

  As part of its planning process, the Corporation continues to develop contingency plans based on possible scenarios, and their likelihood of occurrence, which may impact Crestar's operations. Crestar's contingency plans address operational issues, including communication links with other entities, utility and transportation services, and the availability of alternative services among key vendor relationships. Crestar expects to complete its contingency plans in various stages, during 1998 and 1999. At this time, the Crestar believes the most likely worst case Year 2000 scenario would not have a material effect on the Corporation's results of operations, liquidity, and financial condition for the year ending December 31, 2000. The Corporation does not foresee a material loss of revenue due to the Year 2000 issue. As noted, however, Crestar's contingency plans are based on assessments of the likelihood of occurrence of possible scenarios; the Corporation believes that no entity can address the virtually unlimited number of all possible circumstances relating to Year 2000 issues, including risks outside Crestar's current primary marketplace of Virginia, Maryland, and the District of Columbia. While unlikely, it is acknowledged that failure by the Corporation to be successful in implementing its Year 2000 plans, its modifications and conversions, or to adequately assess the likelihood of various events relating to the Year 2000 issue, could have a material impact on the Crestar's operations. Therefore, this could potentially result in a material adverse effect on the Corporation's results of operations and financial condition.

  The projections of total costs of Crestar's Year 2000 project and the expected completion dates are based on Crestar's best estimates, which are necessarily based in part on assumptions of future events including the continued availability of adequate resources and completion of third party modification plans. There can be no guarantee that these estimates will be achieved; actual results could differ materially from the Corporation's current estimates. Specific risk factors that might cause material differences include, but are not limited to, the availability and cost of personnel with adequate programming skills and the ability to locate and correct all relevant computer codes. The inability to control the actions and plans of vendors, customers, government entities and other third parties with respect to Year 2000 issues are associated risks.

5. Crestar Financial Corporation Financial Statements


Table 1    Financial Highlights
Dollars in millions, except per share data

                                             Three Months             Nine Months
                                             ------------             -----------
                                                            %                        %
For the Period Ended September 30       1998     1997    Change    1998    1997   Change
Net Income                              $88.9   $79.5    12       $261.2  $227.1   15
Basic Earnings Per Share:
  Net Income                             $.79   $ .71    11       $2.33   $2.05    14
  Average Shares
   Outstanding (000s)                 112,487 110,760     2     112,117 110,518     1
Diluted Earnings Per Share:
  Net Income                             $.78    $.71    10       $2.30   $2.03    13
  Average Shares
   Outstanding (000s)                 113,928 112,069     2     113,542 111,754     2
Dividends Paid Per Common Share        $  .33   $ .29    14       $ .95   $ .85    12
============================================================================================
Key Ratios
Return on Average Assets                 1.42%   1.47%             1.41%   1.41%
Return on Average Equity                15.77   16.60             16.20   16.38
Average Equity to Average Assets         9.00    8.87              8.68    8.59
Net Interest Margin                      3.90    4.47              4.04    4.51
At September 30
Book Value Per Share                                             $20.51  $17.60    17
Equity to Assets                                                   8.97%   8.36%
Risk Adjusted Capital Ratios:
  Tier I                                                           10.4    10.4
  Total                                                            13.4    13.0
Common Shares Outstanding (000s)                                112,643  110,188
============================================================================================

Table 2    Changes In Diluted Earnings Per Share
                                             3rd Qtr. 1998 3rd Qtr. 1998
                                                        vs.           vs.
                                             3rd Qtr. 1997 2nd Qtr. 1998
Diluted Earnings Per Share - prior period          $ .71         $ .77
---------------------------------------------------------------------------
Interest income                                      .23          (.09)
Interest expense                                    (.21)          .01
Provision for loan losses                            .06           .07
Securities gains or losses                            -           (.01)
Other noninterest income                             .36           .25
Noninterest expense                                 (.33)         (.22)
Change in effective income tax rate                 (.03)           -
Increase in shares outstanding                      (.01)           -
-------------------------------------------------------------------------
Net increase                                         .07           .01
-------------------------------------------------------------------------
Diluted Earnings Per Share - current period        $ .78         $ .78
===========================================================================

Table 3    Average Balances, Net Interest Income And Rate/Volume Analysis1
Dollars in thousands


           3rd Qtr.
------------------------------

   Average Balance                   2nd Qtr.
------------------------------       Average
                           Increase  Balance
    1998          1997    (Decrease)    1998
    ----          ----    ----------    ----

       $         $          %          $
 5,135,851    3,943,788       30   4,917,937      Commercial
 1,146,856    1,268,940      (10)  1,171,884      Real estate - income property
   398,798      334,002       19     386,861      Real estate - construction
 5,437,768    4,349,511       25   5,273,448      Instalment
   502,888    1,165,156      (57)  1,094,608      Bank card
 3,415,639    3,336,618        2   3,398,345      Real estate - mortgage
------------------------------------------------------------------------------------------
16,037,800   14,398,015       11  16,243,083        Total loans - net of unearned income2
------------------------------------------------------------------------------------------
   543,868      687,292      (21)    594,342      Securities held to maturity
 4,326,279    3,361,761       29   4,415,174      Securities available for sale
   202,908      489,870      (59)    238,260      Money market investments
 1,767,622      725,458      144   1,676,327      Loans held for sale
------------------------------------------------------------------------------------------
22,878,477   19,662,396       16  23,167,186        Total earning assets
==========================================================================================
 7,019,892   5,812,468        21   6,829,500      Interest-bearing demand deposits
 1,373,154   1,514,018        (9)  1,418,043      Regular savings deposits
 3,903,639   4,188,632        (7)  3,942,134      Domestic time deposits
------------------------------------------------------------------------------------------
12,296,685  11,515,118         7  12,189,677        Total interest-bearing core deposits
------------------------------------------------------------------------------------------
 5,543,665   3,879,491        43   6,071,099      Purchased liabilities
 1,014,831     806,319        26     922,961      Long-term debt
------------------------------------------------------------------------------------------
18,855,181  16,200,928        16  19,183,737        Total interest-bearing liabilities
 4,023,296   3,461,468        16   3,983,449      Other sources - net
------------------------------------------------------------------------------------------
22,878,477  19,662,396        16  23,167,186        Total sources of funds
------------------------------------------------------------------------------------------
                                                Net Interest Income
==========================================================================================

1Tax-equivalent basis.

2Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.

3Includes tax-equivalent net loan fees (costs) of $(431,000) and $167,000 for the third quarter of 1998 and 1997, respectively, and $(172,000) for the second quarter of 1998.

                                                       3rd Qtr.
                                             -----------------------------------

                                                                 1998 vs. 1997              3rd Qtr. 1998 vs. 2nd Qtr. 1998
                                                              ------------------------     ---------------------------------
                                                                                       2nd Qtr.
                                             Income/Expense3            Change due to4  Income/           Change due to4
                                             --------------   Increase  -------------- Expense3 Increase ---------------
                                             1998     1997   (Decrease) Rate5  Volume    1998  (Decrease) Rate5  Volume
                                             ----     ----   ----------------  ------    ----  ----------------  ------

                                                $        $       $       $       $        $       $       $       $
   Commercial                                 101,967   79,886  22,081  (1,972) 24,053   96,593   5,374   1,102   4,272
   Real estate - income property               26,958   28,416  (1,458)  1,222  (2,680)  26,091     867   1,401    (534)
   Real estate - construction                   8,871    7,335   1,536     113   1,423    8,840      31    (233)    264
   Instalment                                 106,387   89,268  17,119  (5,332) 22,451  106,078     309  (2,977)  3,286
   Bank card                                   16,857   41,156 (24,299)    (68)(24,231)  36,786 (19,929)    634 (20,563)
   Real estate - mortgage                      62,930   64,452  (1,522) (3,017)  1,495   65,110  (2,180) (2,511)    331
                                              --------------------------------------------------------------------------
     Total loans - net of unearned income2    323,970  310,513  13,457 (21,879) 35,336  339,498 (15,528)(11,250) (4,278)
                                              --------------------------------------------------------------------------
  Securities held to maturity                  8,561   10,599  (2,038)    174  (2,212)   9,202    (641)    141    (782)
   Securities available for sale               66,822   52,958  13,864  (1,330) 15,194   68,791  (1,969)   (584) (1,385)
   Money market investments                     2,778    6,972  (4,194)   (110) (4,084)   3,192    (414)     60    (474)
   Loans held for sale                         31,018   13,598  17,420  (2,225) 19,645   28,542   2,476     914   1,562
                                              --------------------------------------------------------------------------
     Total earning assets                     433,149  394,640  38,509 (26,012) 64,521  449,225 (16,076)(10,489) (5,587)
                                              ==========================================================================
   Interest-bearing demand deposits            58,563   44,592  13,971   2,608  11,363   55,182   3,382   1,198   2,184
   Regular savings deposits                     7,986    9,337  (1,351)   (482)   (869)   8,168    (182)     77    (259)
   Domestic time deposits                      49,738   52,424  (2,686)    910  (3,596)  49,482     256     746    (490)
                                              --------------------------------------------------------------------------
     Total interest-bearing core deposits     116,287  106,353   9,934   2,680   7,254  112,832   3,456   2,461     995
                                              --------------------------------------------------------------------------
  Purchased liabilities                       76,750   52,953  23,797   1,091  22,706   83,100  (6,350)    870  (7,220)
  Long-term debt                              17,755   15,293   2,462  (1,493)  3,955   16,600   1,155    (497)  1,652
                                              --------------------------------------------------------------------------
     Total interest-bearing liabilities       210,792  174,599  36,193   7,507  28,686  212,532  (1,739)  1,911  (3,650)
   Other sources - net
                                              --------------------------------------------------------------------------
     Total sources of funds                   210,792  174,599  36,193   7,554  28,639  212,532  (1,739)    917  (2,656)
                                              --------------------------------------------------------------------------
Net Interest Income                           222,357  220,041   2,316 (33,566) 35,882  236,693 (14,337)(11,406) (2,931)
                                              ==========================================================================

4Variances are computed on a line-by-line basis and are non-additive.

5Variances caused by the change in rate times the change in balances are allocated to rate.

Table 4    Allowance For Loan Losses

Dollars in thousands                 Third Quarter  Nine Months Ended Sept. 30,
                                    -------------   --------------------------
                                    1998     1997       1998     1997
Beginning balance               $246,017 $279,190   $281,394 $268,868
-------------------------------------------------------------------------
Allowance from acquisitions
 and other activities, net           (27)      -       1,530        -
Allowance related to
 bankcard loans held for sale          -       -     (35,000)       -
Provision for loan losses          9,080   19,099     53,987   84,797
-------------------------------------------------------------------------
Net charge-offs (recoveries):
  Commercial                        (470)  (1,115)    (1,285)    (647)
  Real estate - income property      624     (502)       437   (1,397)
  Real estate - construction         981      512      1,342      (99)
  Instalment                       3,822    3,555     11,619   12,138
  Bank card                        3,750   16,922     42,823   63,157
  Real estate - mortgage             371      586        983    2,182
-------------------------------------------------------------------------
    Total net charge-offs          9,078   19,958     55,919   75,334
-------------------------------------------------------------------------
Balance, September 30           $245,992 $278,331   $245,992 $278,331
=========================================================================
Allowance for loan losses to
 period-end loans                      1.48%   1.90%       1.48%    1.90%
Annualized net charge-offs
 to average loans                       .23     .55         .47      .71
=========================================================================


Table 5    Nonperforming Assets1 And Past Due Loans

Dollars in thousands                           September 30,  December 31,
                                         --------------------
Nonaccrual loans:                            1998         1997      1997
  Commercial                              $ 9,001      $10,462   $11,247
  Real estate - income property             4,312        6,026     6,412
  Real estate - construction               11,961       16,976    14,239
  Instalment                                6,929        2,895     3,292
  Real estate - mortgage                   24,751       25,048    25,310
---------------------------------------------------------------------------
    Total nonperforming loans1             56,954       61,407    60,500
Foreclosed properties - net                16,628       26,757    25,731
---------------------------------------------------------------------------
    Total nonperforming assets1           $73,582      $88,164   $86,231
===========================================================================
Nonperforming assets1 to:
  Loans and foreclosed properties - net       .44%         .60%      .55%
  Total assets                                .29          .38       .35
Allowance for loan losses to:
  Nonperforming assets1                       334          316       326
  Nonperforming loans1                        432          453       465
Allowance for loan losses plus
  shareholders' equity to nonperforming
  assets1                                   34.78x       25.16x    27.15x
===========================================================================
Accruing loans past due 90 days:
  Commercial                              $ 3,864      $ 3,915   $ 3,524
  Real estate - income property             1,330        2,471     1,750
  Real estate - construction                    3           16       216
  Instalment
    Student                                31,016       23,766    25,742
    Other                                   5,676        6,388     6,886
  Bank card                                 5,319       21,315    24,126
  Real estate - mortgage                    3,934        5,089     6,023
---------------------------------------------------------------------------
    Total accruing loans past due 90 days $51,143      $62,960   $68,267
===========================================================================

1Loans which are both past due 90 days or more and not deemed nonaccrual due to an assessment of collectibility are specifically excluded from the definition of nonperforming.

Table 6    Noninterest Income And Expense
In thousands                                             Nine Months Ended
                                   Third Quarter  Second    September 30,
                                  -------------- Quarter ------------------
Noninterest Income                  1998    1997    1998    1998    1997
Service charges on deposit
 accounts                       $ 35,257  $30,893  $34,860 $103,184  $92,787
Trust and investment advisory     20,468   19,308   20,950   61,537   54,648
Bank card-related                  6,895    9,236    9,360   25,065   31,655
Other service charges and fees    10,223    9,656   11,592   31,468   26,829
Mortgage origination - net        15,123    7,254   18,488   48,713   10,515
Mortgage servicing - net           2,949    3,288      458    5,759   12,001
Trading account activities         1,432    1,444    1,570    4,347    3,553
Commissions on letters of credit 1,379 1,207 1,161 3,896 3,620 Gain on sale of mortgage
 servicing rights                      -       -        -       -     10,450
Gain (loss) on sale of premises
 and equipment                    (1,748)     717        -   (1,748)   6,524
Gain on sale of merchant
 card processing                       -       -        -        -    17,325
Gain on sale of bank card loans   54,000       -        -    54,000        -
Miscellaneous                     12,032   12,982   15,529   41,807   36,588
Securities gains (losses)            948      124    2,542    6,103    4,097
---------------------------------------------------------------------------
  Total noninterest income      $158,958  $96,109 $116,510 $384,131 $310,592
===========================================================================
Noninterest Expense
Salaries                        $ 96,369  $74,426 $ 81,932 $259,397 $228,728
Benefits                          26,011   20,708   20,191   65,961   62,295
---------------------------------------------------------------------------
  Total personnel                122,380   95,134  102,123  325,358  291,023
Occupancy - net                   15,612   14,957   13,893   42,659   44,800
Equipment                         12,312    9,970   10,962   34,076   31,251
Professional fees and services    12,148    5,610    6,840   25,315   20,978
Communications                     9,439    9,194   10,433   29,842   27,317
Outside data services              6,774    6,451    7,693   21,429   19,510
Advertising and marketing          5,567    6,146    5,773   17,049   16,021
Amortization of purchased
  intangibles                      5,225    4,280    4,976   14,994   12,713
Stationery, printing and
 supplies                          3,226    2,362    3,220   10,054    7,690
Loan expense                       4,286    3,116    4,826   11,995    8,714
Transportation                     2,045    1,782    1,894    5,794    5,281
FDIC premiums - net                  706      235      747    1,883    2,024
Foreclosed properties (net
 recoveries)                         467      684      914      864    2,044
Miscellaneous                     30,088   13,310   17,386   61,629   42,880
---------------------------------------------------------------------------
  Total noninterest expense     $230,275 $173,231 $191,680 $602,941 $532,246
===========================================================================


Table 7    Debt And Other Security Ratings

(as of October 31, 1998)
                                                       Standard  Thomson
Security                                     Moody's  & Poor's BankWatch
61/2% Subordinated Notes due 2018               Baa1      BBB+        A-
83/4% Subordinated Notes due 2004               Baa1      BBB+        A-
81/4% Subordinated Notes due 2002               Baa1      BBB+        A-
Commercial Paper                                 P-2 Not rated     TBW-1
Crestar Bank Deposits:
  Long-Term                                       A2         A Not rated
  Short-Term                                     P-1       A-1     TBW-1
Crestar Capital Trust 1
  Preferred Stock                               Baa1       BBB Not rated
=============================================================================


Table 8    Off-Balance Sheet Derivative Financial Instruments1

September 30, 1998                                     Average
                                             Weighted   Fixed  Estimated
Dollars in thousands           Notional       Average  Receive   Fair
                               Balance       Maturity    Rate    Value   Comments
Interest Rate Conversions
  Generic interest rate swaps $1,675,000      3.0 yrs.   6.19%          Notional amounts of $1.33
    Carrying amount2                                          $ 2,244   billion and $350 million
      Commercial loan program                                           convert floating rate commercial
        Unrealized gains                                       46,805   and instalment loans, respectively,
      Instalment loan program                                           to fixed rate. Floating rates paid
        Unrealized gains                                       10,837   tied to LIBOR.
                                                             --------
  Estimated fair value                                         59,886
                                                             --------

  Interest rate caps          1,855,000       2.7 yrs.  6.46%3         Notional amount of $1.86 billion
    Carrying amount2                                          10,910   hedges the interest rate risk
      Money market deposit program                                     associated with rising interest
        Unrealized losses                                     (7,959)  rates on floating rate money
                                                                       market deposits (strike rate tied
                                                              ------   to LIBOR).
    Estimated fair value                                       2,951
                                                              ------

Market Value Hedges
  Interest rate caps          1,950,000       1.5 yrs.  7.56%3         Notional amount of $1.75 billion
    Carrying amount2                                           8,757   hedges the market value of fixed
      Securities available for sale program5                           rate securities available for sale
       Unrealized losses                                      (8,275)  in a rising rate environment (strike
    Real estate income property loan program                           rate for $800 million tied to 5 year
       Unrealized losses                                        (438)  CMT; strike rate for $950 million tied
                                                                       to LIBOR). Notional amount
                                                                       of $200 million hedges the
                                                                       market value of fixed rate real
                                                                       estate income property loans
                                                               ------
    Estimated fair value                                          44   (strike rate tied to LIBOR).
                                                               ------

  Interest rate floors          250,000      3.5 yrs.   5.26%4         Notional amount of $150 million
    Carrying amount2                                           1,510   hedges the prepayment risk
      Real estate mortgage loan program                                associated with fixed rate
        Unrealized gains                                       4,045   mortgage loans in a declining rate
      Domestic time deposit program                                    environment (strike rate tied to
        Unrealized gains                                       2,547   5 year CMT). Notional amount of
                                                                       $100 million hedges the fair value
                                                                       of fixed rate domestic time deposits
                                                              -------  (strike rate tied to 3 year CMT).
    Estimated fair value                                       8,102
                                                              -------
Hedges of Lending Commitments
  Forward contracts           2,757,937      .2 yrs.     n/a           Hedges of residential  mortgage
    Unrealized gains                                            875    lending commitments associated
    Unrealized losses                                       (24,992)   with mortgage loan originations
                                                            ---------
  Estimated fair value                                      (24,117)
      Total derivatives      $8,487,937                    $ 46,866
============================================================================================

1Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
2Includes any accrued interest receivable and or payable balances, and unamortized premiums paid for interest rate caps and floors.
3Represents average strike rate. For interest rate caps purchased, Crestar will receive interest if a specified market index rate rises above a fixed strike rate during the term of the contract. Any interest received is based on the difference between a higher index interest rate and the contractual cap rate, applied to the underlying notional balance. No interest payments are received if the index rate remains below the cap rate.
4Represents average strike rate. For interest rate floors purchased, Crestar will receive interest if a specified market index rate falls below a fixed strike rate during the term of the contract. Any interest received is based on the difference between a lower index interest rate and the contractual floor rate, applied to the underlying notional balance. No interest payments are received if the index rate remains above the floor rate.
5The fair value of derivative interest rate caps hedging securities classified as available for sale is included in the total fair value of the securities available for sale portfolio. The unamortized premiums paid for such interest rate caps are included in the amortized cost basis of securities available for sale, with any unrealized gain or loss (net of tax) pertaining to these interest rate caps included in shareholders' equity as "Net unrealized gain
 (loss) on securities available for sale."
n/a - Not applicable
LIBOR - London Interbank Offered Rates
3 year CMT - Yield on 3 year constant maturity U.S. Treasury securities 5 year CMT - Yield on 5 year constant maturity U.S. Treasury securities


Table 9    Off-Balance Sheet Derivatives--Expected Maturities1

September 30, 1998
Dollars in thousands     Within     One to    Three to        Over
                       One Year  Three Years Five Years Five Years     Total
Interest Rate Conversions
 Generic interest rate swaps:
    Notional amount    $ 250,000  $ 415,000  $ 760,000  $250,000     $1,675,000
    Average fixed
     receive rate           6.15%      5.83%      6.21%     6.74%          6.19%
    Carrying amount         $ 34      $ 119    $ 1,088   $ 1,003        $ 2,244
    Net unrealized gain    2,524      7,468     28,925    18,725         57,642
  Interest rate caps
    Notional amount      $ 5,000 $1,150,000  $ 700,000    $   -      $1,855,000
    Average strike rate     6.00%      6.52%      6.36%       -            6.46%
    Carrying amount         $ -       4,207    $ 6,703    $   -      $   10,910
    Unrealized loss           -      (2,938)    (5,021)       -          (7,959)

Market Value Hedges
  Interest rate caps
    Notional amount    $ 200,000 $1,750,000        $ -    $   -      $1,950,000
    Average strike rate     7.75%      7.54%         -        -            7.56%
    Carrying amount        $ 438    $ 8,319        $ -    $   -         $ 8,757
    Unrealized loss         (438)    (8,275)         -        -          (8,713)
  Interest rate floors
    Notional amount         $ -       $ -    $ 250,000    $   -       $ 250,000
    Average strike rate       -         -         5.26%       -            5.26%
    Carrying amount         $ -       $ -      $ 1,510    $   -         $ 1,510
    Unrealized gain           -         -        6,592        -           6,592

Hedges of Lending Commitments
  Forward contracts:2
    Notional amount   $2,757,937       $ -        $ -       $ -      $2,757,937
    Net unrealized loss  (24,117)        -          -         -         (24,117)
      Total derivatives:
        Notional
         amount       $3,212,937 $3,315,000 $1,710,000 $250,000      $8,487,937
        Carrying amount    $ 472   $ 12,645    $ 9,301  $ 1,003        $ 23,421
        Net unrealized
         gain (loss)     (22,031)    (3,745)    30,496   18,725          23,445
                       ---------   --------- --------- --------      ----------
         Estimated fair
          value         $(21,559)   $ 8,900  $ 39,797  $ 19,728        $ 46,866
===============================================================================
1Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
2Hedges of residential mortgage lending commitments.

Table 10    Off-Balance Sheet Derivatives Activity1

In thousands
                  Interest Rate Conversions    Market Value Hedges
                  --------------------------- ----------------------- Hedges of
                      Interest    Interest    Interest   Interest      Lending
                          Rate        Rate        Rate      Rate       Commit-
                         Swaps        Caps        Caps    Floors        ments2    Total
Balance, July 1,
  1998              $1,675,000   $1,055,000  $1,950,000  $250,000   $ 2,813,321  $ 7,743,321
Additions                -          800,000         -        -        3,089,249    3,889,249
Terminations             -                -         -        -              -         -
Maturities               -                -         -        -       (3,144,633)  (3,144,633)
--------------------------------------------------------------------------------------------
Balance, September 30,
 1998               $1,675,000   $1,855,000 $1,950,000   $250,000   $ 2,757,937  $ 8,487,937
============================================================================================
Balance, January 1,
 1998               $1,675,000   $ 460,000  $1,950,000   $   -      $ 1,459,888  $ 5,544,888
Additions              300,000   1,400,000         -     250,000      9,057,112   11,007,112
Terminations          (300,000)          -         -         -            -         (300,000)
Maturities               -          (5,000)        -         -       (7,759,063)  (7,764,063)
--------------------------------------------------------------------------------------------
Balance, September 30,
  1998              $1,675,000  $1,855,000  $1,950,000  $250,000    $ 2,757,937  $ 8,487,937
============================================================================================

1Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
2Forward contracts hedging residential mortgage lending commitments; maturities represent contracts delivered.

Table 11    Selected Quarterly Financial Information
Dollars in thousands, except per share data

                            3rd Qtr.    2nd Qtr.    1st Qtr.    4th Qtr.    3rd Qtr.
Results of operations:          1998     1998         1998        1997        1997
Net interest income1        $222,357   $236,693    $229,924     $224,051    $220,041
Provision for loan losses      9,080     21,811      23,096       23,300      19,099
--------------------------------------------------------------------------------------
Net credit income            213,277    214,882     206,828      200,751     200,942
Securities gains (losses)        948      2,542       2,613        1,231         124
Other noninterest income     158,010    113,968     106,050      109,616      95,985
--------------------------------------------------------------------------------------
Net credit and noninterest
 income                      372,235    331,392     315,491      311,598     297,051
Noninterest expense          230,275    191,680     180,986      182,011     173,231
--------------------------------------------------------------------------------------
Income before taxes          141,960    139,712     134,505      129,587     123,820
Tax-equivalent adjustment      3,358      3,259       2,964        2,860       2,903
Book tax expense              49,725     49,025      46,668       44,032      41,374
--------------------------------------------------------------------------------------
  Income tax expense          53,083     52,284      49,632       46,892      44,277
--------------------------------------------------------------------------------------
Net Income                  $ 88,877   $ 87,428    $ 84,873     $ 82,695    $ 79,543
======================================================================================
Basic
  Earnings per share           $ .79      $ .78       $ .76        $ .75       $ .71
  Average shares
   outstanding (000s)        112,487     112,150    111,704      110,916     110,760
Diluted
  Earnings per share           $ .78       $ .77      $ .75        $ .74       $ .71
  Average shares
   outstanding (000s)        113,928      113,547   113,222      112,423     112,069
Dividends paid                   .33          .33       .29          .29         .29
======================================================================================
Selected ratios and other data:
Return on average assets        1.42%        1.39%     1.41%        1.46%       1.47%
Return on average equity       15.77        16.46     16.41        16.70       16.60
Net interest margin1            3.90         4.06      4.18         4.35        4.47
Net charge-offs as % of
 average loans                   .23          .54       .64          .64         .55
Allowance as % of
 period-end loans1              1.48         1.54      1.74         1.79        1.90
Overhead ratio                 60.39        54.27     53.45        54.35       54.79
Average equity to assets        9.00         8.42      8.61         8.74        8.87
Average equity leverage        11.11x       11.88x    11.61x       11.45x      11.28x
Full-time equivalent
  employees (period-end)       8,209        8,125     8,170        8,215       7,934
======================================================================================

1Tax-equivalent basis.

Table 12    Consolidated Average Balances/Net Interest Income/Rates1

                                             Three Months Ended September 30,
                              --------------------------------------------------------------
                                             1998                            1997
                              ------------------------------   -----------------------------

Dollars in thousands                        Income/   Yield/                 Income/  Yield/
                              Balance       Expense    Rate      Balance     Expense   Rate

Assets                              $            $        %            $         $        %
Securities held to maturity2  543,868        8,561     6.28      687,292    10,599     6.16
Securities available for
 sale2                      4,326,279       66,822     6.18    3,361,761    52,958     6.30
Money market investments2     202,908        2,778     5.43      489,870     6,972     5.65
Loans held for sale2        1,767,622       31,018     7.06      725,458    13,598     7.53
--------------------------------------------------------------------------------------------
Commercial                  5,135,851      101,967     7.86    3,943,788    79,886     8.01
Real estate - income
 property                   1,146,856       26,958     8.61    1,268,940    28,416     8.75
Real estate - construction    398,798        8,871     8.83      334,002     7,335     8.72
Instalment                  5,437,768      106,387     8.01    4,349,511    89,268     8.23
Bank card                     502,888       16,857    13.68    1,165,156    41,156    14.51
Real estate - mortgage      3,415,639       62,930     7.37    3,336,618    64,452     7.61
--------------------------------------------------------------------------------------------
  Total loans2,3           16,037,800      323,970     8.06   14,398,015   310,513     8.59
Allowance for loan losses    (247,603)                          (280,792)
--------------------------------------------------------------------------------------------
  Loans - net              15,790,197                         14,117,223
Cash and due from banks       826,235                            861,622
Premises and equipment - net  479,897                            464,710
Intangible assets - net       196,545                            170,084
Foreclosed properties - net    16,795                             33,469
Other assets                  887,535                            705,765
--------------------------------------------------------------------------------------------
  Total Assets             25,037,881                         21,617,254
                           ==========                         ==========
Total Earning Assets       22,878,477      433,149     7.56   19,662,396   394,640     8.00
                           ==========      =======     ====   ==========   =======     ====

Liabilities And
 Shareholders' Equity
Interest-bearing
 demand deposits            7,019,892       58,563     3.31    5,812,468    44,592     3.04
Regular savings deposits    1,373,154        7,986     2.31    1,514,018     9,337     2.45
Domestic time deposits      3,903,639       49,738     5.09    4,188,632    52,424     5.00
Certificates of
 deposit $100,000 and over  1,322,451       18,817     5.65    1,028,382    14,722     5.68
--------------------------------------------------------------------------------------------
  Total savings and
   time deposits2          13,619,136      135,104     3.95   12,543,500   121,075     3.84
Demand deposits             3,437,764                          3,131,322
--------------------------------------------------------------------------------------------
  Total deposits           17,056,900                         15,674,822
Short-term borrowings2      4,221,214       57,933     5.44    2,851,109    38,231     5.32
Long-term debt2             1,014,831       17,755     7.00      806,319    15,293     7.59
Other liabilities             491,101                            368,618
--------------------------------------------------------------------------------------------
  Total liabilities        22,784,046                         19,700,868
--------------------------------------------------------------------------------------------
  Total shareholders'
   equity                   2,253,835                          1,916,386
--------------------------------------------------------------------------------------------
Total Liabilities And
 Shareholders' Equity      25,037,881                         21,617,254
                           ==========                         ==========

Total interest-bearing
 liabilities               18,855,181      210,792     4.45   16,200,928   174,599     4.29
Other sources - net         4,023,296                          3,461,468
--------------------------------------------------------------------------------------------
Total Sources Of Funds     22,878,477      210,792     3.66   19,662,396   174,599     3.53
                           ==========      =======     ====   ==========   =======     ====

Net Interest Spread                                    3.11                            3.71
Net Interest Income/Margin                 222,357     3.90                220,041     4.47
============================================================================================


1Income and yields are computed on a tax-equivalent basis using the statutory federal income tax rate exclusive of the alternative minimum tax and nondeductible interest expense.
3Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.




                                   Three Months Ended June 30,                         Nine Months Ended September 30,
                                ---------------------------------  -------------------------------------------------------------
                                                1998                       1998                                 1997
                                --------------------------------    -----------------------------  -----------------------------
Dollars in thousands                         Income/     Yield/                 Income/    Yield/              Income/    Yield/
                                   Balance   Expense      Rate     Balance      Expense     Rate     Balance   Expense     Rate
                                   -------   -------      ----     -------      -------     ----     -------   -------     ----

Assets                                    $         $        %           $            $        %           $         $           %
Securities held to maturity2        594,342     9,202     6.20     584,511       27,296     6.23     788,439    35,949        6.08
Securities available for
 sale                             4,415,174    68,791     6.23   4,241,233      198,024     6.23   3,734,389   176,682        6.31
Money market investments2           238,260     3,192     5.37     361,386       15,019     5.56     336,567    13,925        5.53
Loans held for sale2              1,676,327    28,542     6.84   1,533,625       80,131     6.98     619,655    35,856        7.75
                               ---------------------------------------------------------------------------------------------------
Commercial                        4,917,937    96,593     7.87   4,866,818      289,422     7.95   3,863,402   232,672        8.04
Real estate - income
 property                         1,171,884    26,091     8.65   1,180,274       79,442     9.00   1,261,599    83,546        8.85
Real estate - construction          386,861     8,840     8.94     389,183       26,142     8.60     326,725    21,993        8.84
Instalment                        5,273,448   106,078     8.01   5,175,887      307,773     7.95   4,185,846   254,732        8.13
Bank card                         1,094,608    36,786    13.79     907,029       91,760    13.61   1,243,386   131,240       14.20
Real estate - mortgage            3,398,345    65,110     7.66   3,442,836      195,637     7.58   3,241,506   187,841        7.71
                               ---------------------------------------------------------------------------------------------------
  Total loans2,3                 16,243,083   339,498     8.35  15,962,027      990,176     8.28  14,122,464   912,024        8.63
Allowance for loan losses          (283,650)                      (270,563)                         (273,279)
                               ---------------------------------------------------------------------------------------------------
  Loans - net                    15,959,433                     15,691,464                        13,849,185
Cash and due from banks             847,408                        851,979                           867,300
Premises and equipment - net        494,425                        489,569                           453,814
Intangible assets - net             195,933                        195,283                           174,221
Foreclosed properties - net          19,447                         18,736                            30,378
Other assets                        792,090                        801,537                           665,977
                               ---------------------------------------------------------------------------------------------------
  Total Assets                   25,232,839                     24,769,323                        21,519,925
                                 ==========                    ==========                         ==========
Total Earning Assets             23,167,186   449,225    7.75   22,682,782    1,310,646     7.71  19,601,514 1,174,436        8.00
                                ==========    =======    ====  ==========      ========     ===== ==========  ========        ====
Liabilities And
 Shareholders' Equity
Interest-bearing
 demand deposits                  6,829,500    55,181    3.24   6,761,790       164,041     3.24   5,804,721   129,345        2.98
Regular savings deposits          1,418,043     8,168    2.31   1,407,637        24,280     2.31   1,565,321    29,069        2.48
Domestic time deposits            3,942,134    49,482    5.08   3,978,282       149,721     5.04   4,341,275   160,937        4.97
Certificates of
 deposit $100,000 and over        1,422,465    20,062    5.66   1,316,693        55,853     5.67     795,530    33,208        5.58
                                ---------------------------------------------------------------------------------------------------
  Total savings and
   time deposits                 13,612,142   132,893    3.93  13,464,402       393,895     3.92  12,506,847   352,559        3.77
Demand deposits                   3,499,735                     3,409,592                          3,126,154
                                ---------------------------------------------------------------------------------------------------
  Total deposits                 17,111,877                    16,873,994                         15,633,001
Short-term borrowings2            4,648,634    63,038    5.44   4,347,669       176,299     5.42   2,847,790   111,977        5.25
Long-term debt2                     922,961    16,600    7.19     955,312        51,478     7.18     831,256    46,499        7.46
Other liabilities                   425,086                       442,484                            359,189
                                ---------------------------------------------------------------------------------------------------
  Total liabilities              23,108,558                    22,619,459                         19,671,236
                                ---------------------------------------------------------------------------------------------------
  Total shareholders'
   equity                         2,124,281                     2,149,864                          1,848,689
                                ---------------------------------------------------------------------------------------------------
Total Liabilities And
 Shareholders' Equity            25,232,839                    24,769,323                         21,519,925
                                 ==========                    ==========                         ==========
Total interest-bearing
 liabilities                     19,183,737   212,531    4.45  18,767,383       621,672     4.43  16,185,893   511,035        4.22
Other sources - net               3,983,449                     3,915,399                          3,415,621
                                ---------------------------------------------------------------------------------------------------
Total Sources Of Funds           23,167,186   212,531    3.69  22,682,782      621,672      3.67  19,601,514   511,035        3.49
                                 ==========   =======    ====  ==========      ========     ===== ==========  ========        ====
Net Interest Spread                                      3.30                               3.28                  3.78
Net Interest Income/Margin                    236,694    4.06                  688,974      4.04     663,401      4.51
                                ===================================================================================================

2Indicates earning asset or interest-bearing liability.

                                    SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    SUNTRUST BANKS, INC.
                                  (Registrant)



Date: November __, 1998             By:   /s/ Raymond D. Fortin
                                          --------------------------------------
                                          Raymond D. Fortin
                                          Senior Vice President